EXHIBIT 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of August 6, 2020

among

GLOBUS MEDICAL, INC.

And

GLOBUS MEDICAL NORTH AMERICA, INC.

as the Borrowers,

and

CITIZENS BANK, N.A.,

as the Lender

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SCHEDULES:

Schedule 2.1	Commitments
Schedule 5.13	Subsidiaries; Equity Interests
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.4	Existing Investments
Schedule 7.10	Existing Restrictions
Schedule 10.1	Notice Information

EXHIBITS:

Exhibit A	[Reserved]
Exhibit B	[Reserved]
Exhibit C	Form of Committed Loan Notice
Exhibit D	Form of Note
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Subsidiary Joinder Agreement
Exhibit H	Form of Master Intercompany Note
Exhibit I	Form of Solvency Certificate

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CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of August 6, 2020, among GLOBUS MEDICAL, INC., a Delaware corporation (the “Company”), GLOBUS MEDICAL NORTH AMERICA, INC., a Delaware corporation (“North America”; each of the Company and North America is referred to herein as a “Borrower”) and CITIZENS BANK, N.A., as Lender.

PRELIMINARY STATEMENTS

A.The Borrowers have requested that the Lender make loans and other financial accommodations to the Borrowers as more fully set forth herein.

B.The Lender has indicated its willingness to lend and to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1 Definitions and Rules of Construction
Definitions

.  As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR Loan” means a Loan bearing interest based on the Alternate Base Rate.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the historical Consolidated EBITDA of such Acquired Entity or Business for such period as certified by a Financial Officer of the Borrower, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Acquired Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Acquired EBITDA is included in Consolidated EBITDA it shall be on a Pro Forma Basis.

“Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired by the Company or any of its Subsidiaries in a Permitted Acquisition, to the extent not subsequently sold, transferred or otherwise Disposed of during such period.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in:  (a) the acquisition by any Person of (i) all or substantially all of the assets of another Person or (ii) all or substantially all of any business line, unit or division of another Person, (b) the acquisition by any Person (i) of in excess of 50% of the Equity Interests of any other Person, or (ii) otherwise causing any other Person to become a subsidiary of such Person, or (c) a merger, amalgamation consolidation, or any other combination of any Person with another Person (other than a Person that is a Loan Party or a Subsidiary of a Loan Party) in which a Loan Party or any of its Subsidiaries is the surviving Person.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum equal to the LIBOR Rate in effect for such Interest Period multiplied by the Statutory Reserve Rate; provided,  however, that the Adjusted LIBOR Rate shall at no time be less than 0% per annum.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Date” means the first date appearing in this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum and (c) the Adjusted LIBOR Rate in effect on such day for deposits in Dollars for a one‑month Interest Period (subject to any interest rate floor set forth in the definition of “Adjusted LIBOR Rate”) plus 1.00% per annum, provided that the Alternate Base Rate shall at no time be less than 1.00% per annum.  If the Lender shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Lender to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.18(c).

“Applicable Lending Office” means the Lender’s office, branch or affiliate designated for LIBOR Loans, ABR Loans, or Letters of Credit, as applicable, any of which offices may be changed by the Lender.

Applicable Margin” means, in the case of (a) ABR Loans, 0.25% per annum, and (b) LIBOR Loans, 1.25% per annum.
“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

 “Approved Line of Business” means, collectively, (a) those lines of business in which the Company and its Subsidiaries operate on the Closing Date (after giving effect to the Transactions occurring on the Closing Date) and (b) any business or activity that is the same, similar or otherwise reasonably related, ancillary, complementary or incidental thereto.

“Attorney Costs” means when referring to the Attorney Costs of the Lender, all reasonable and documented fees and reasonable and documented out-of-pocket expenses, charges, disbursements and other charges of one law firm (and one local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter to the extent reasonably necessary).

“Attributable Indebtedness” means, at any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capitalized Lease, and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the Form 10-K or Form 10-K/A, as applicable, containing the audited consolidated balance sheet of the Company and its Subsidiaries as of the last day of each of the two most recent Fiscal Years ended at least 90 days prior to the Closing Date and the related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of the Company and its Subsidiaries for each of the two most recent Fiscal Years ended at least 90 days prior to the Closing Date.

“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.4(b)(iii).

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and, if different, the date of the termination of the Commitment in accordance with the provisions of this Credit Agreement.

“Back-to-Back Letter of Credit” means a letter of credit, in form and substance reasonably satisfactory to the Lender and issued by an issuer reasonably satisfactory to the Lender.

“Backstopped” means, in respect of any Letter of Credit that remains outstanding on the applicable date, that the Lender shall have received (a) a Back-to-Back Letter of Credit and/or (b) cash or Cash Equivalents, provided that (i) the sum of the maximum drawable amount of such Back-to-Back Letter of Credit plus the amount of such cash and Cash Equivalents shall not be less than the Minimum Collateral Percentage of the maximum drawable amount of such Letter of Credit, (ii) the arrangements with respect to such cash, Cash Equivalents and drawings on any Back-to‑Back Letter of Credit allow the Lender to apply the same to reimburse itself with respect to drawings on, and other sums owing with respect to, such Letter of Credit, and (iii) the requirements under clauses (i) and (ii) of this defined term are in all respects satisfactory to the Lender.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United State Code or any similar federal or state law for the relief of debtors.

“Beneficial Ownership Certification” means, with respect to each Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be in the form required by the Lender.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Borrower” has the meaning assigned to such term in the Preamble.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close; provided,  however, that when used in connection with a LIBOR Loan, the term, “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liabilities in respect of Capitalized Leases that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Lender, as collateral for L/C Obligations, cash or deposit account balances or, if the Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Lender. “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means each of the following to the extent, except with respect to items described in clause (f) below, denominated in Dollars:
(a) debt obligations maturing within one year from the date of acquisition thereof to the extent the principal thereof and interest thereon is backed by the full faith and credit of the United States;
(b) commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c) certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state, commonwealth or other political subdivision thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or, to the extent not otherwise included, the Lender, and which is rated at least A-2 by S&P and P-2 by Moody’s in the note or commercial paper rating category;

(d) repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(e) money market mutual funds, substantially all of the investments of which are in cash or investments contemplated by clauses (a), (b) and (c) of this definition;

(f) with respect to any Foreign Subsidiary, (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided that such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(g) other investments consistent with the Company’s investment policy, as approved from time to time by the board of directors of the Company.

“Cash Management Obligations” means all obligations of the Loan Parties in respect of any Cash Management Services provided to any Loan Party (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are owed to the Lender or any of its Affiliates.

“Cash Management Services” means, collectively, (a) commercial debit or credit cards, merchant card processing and other services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft, lockbox and electronic or automatic clearing house fund transfer services, return items, sweep and interstate depository network services, foreign check clearing services), and (c) any other demand deposit or operating account relationships or other cash management services.

“Casualty Event” means any event that gives rise to the receipt by any Loan Party or any of its Subsidiaries of any insurance proceeds or condemnation awards arising from any damage to, destruction of, or other casualty or loss involving, or any seizure, condemnation, confiscation or taking under power of eminent domain of, or requisition of title or use of or relating to or in respect of any equipment, fixed assets or Real Property (including any improvements thereon) of such Loan Party or any of its Subsidiaries.

“Change in Law” means the occurrence, after the Agreement Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by the Lender (or, for purposes of Section 3.4(b), by any Applicable Lending Office of the Lender or the Lender’s holding company, if any); provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which (a) any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Agreement Date) shall own directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of the Company on a fully diluted basis, (b) the Company shall fail to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Liens created pursuant to any Loan Document), 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each of its Subsidiaries (or such lesser percentage as may be owned, directly or indirectly, as of the Closing Date or the later acquisition thereof) except where such failure is as a result of a transaction permitted by the Loan Documents or (d) any change in control (or similar event, however denominated) with respect to the Company or any of its Subsidiaries shall occur under and as defined in any indenture or agreement in respect of Indebtedness in an outstanding principal amount in excess of the Threshold Amount to which the Company or any of its Subsidiaries is a party.

“Citizens Bank” means Citizens Bank, N.A., a national banking association.
“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).
“Code” means the Internal Revenue Code of 1986.

 “Commitment” means the commitment hereunder of the Lender to make Loans and issue Letters of Credit in an aggregate outstanding amount not exceeding the Commitment as set forth on Schedule 2.1, as such Commitment may be adjusted from time to time pursuant to Section 2.5 and Section 2.9. The initial amount of the Commitment on the Agreement Date is $125,000,000.

“Committed Loan Notice” means a notice of a Loan, a conversion of a Loan from one Type to the other, or a continuation of a LIBOR Loan pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit C.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Lender by means of electronic communications pursuant to Section 10.1.

“Company” has the meaning assigned to such term in the preamble hereto.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit E.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

 “Consolidated Depreciation and Amortization Expense”  means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period:
(a) increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such Person for such period:
(i) federal, state, local and foreign income or franchise taxes of such Person and its Subsidiaries paid or payable in cash during such period; plus

(ii) Consolidated Interest Expense of such Person and its Subsidiaries to the extent paid or payable in cash or otherwise; plus
(iii) Consolidated Depreciation and Amortization Expense of such Person and its Subsidiaries; plus

(iv) non-cash losses and non-cash charges (excluding any non-cash charges that constitute an accrual of or a reserve for future cash charges or are reasonably likely to result in a cash outlay in a future period); plus

(v) charges incurred in connection with any material business restructurings directly related to the COVID-19 pandemic and announced on or prior to August 6, 2020, provided that the aggregate amount added to Consolidated Net Income in reliance on this clause (a)(v) for any period of four consecutive fiscal quarters shall not exceed $10,000,000; plus

(vi) in the case of the Company, reasonable and customary one-time, non-recurring fees, expenses and costs relating to the Transactions incurred within three months of the Closing Date; and
(h) decreased (without duplication) by the following, in each case, to the extent taken into account (or added back) in computing Consolidated Net Income for such Person for such period:
(i) interest income to the extent received in cash or otherwise during such period; plus

(ii) any gain realized in connection with the sale or Disposition of assets (including Dispositions pursuant to Sale and Leaseback transactions) other than in the ordinary course of business or the Disposition of any securities or the extinguishment of any Indebtedness.

For purposes of determining the Consolidated Leverage Ratio, (i) there shall be included in determining Consolidated EBITDA of the Company and its Subsidiaries for any period, without duplication, the Acquired EBITDA of any Acquired Entity or Business on a Pro Forma Basis and (ii) there shall be excluded in determining Consolidated EBITDA of the Company and its Subsidiaries for any period, the Disposed EBITDA of any Sold Entity or Business on a Pro Forma Basis.

 “Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries for any period, the sum of (a) consolidated total interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of debt issuance costs and original issue discount, premiums paid to obtain payment, financial assurance or similar bonds, interest capitalized during construction, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capitalized Leases and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP) (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of any obligations under any Swap Agreements constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of such Person and its Subsidiaries), plus (b) all cash dividends paid or payable on preferred stock during such period other than to such Person or a Loan Party, plus or minus, as applicable, to the extent they would otherwise be included in interest expense under GAAP, unrealized gains and losses arising from derivative financial instruments issued by such Person for the benefit of such Person or its Subsidiaries, in each case determined on a consolidated basis for such period.

“Consolidated Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Total Debt of the Company and its Subsidiaries as of the last day of such Measurement Period to (b) Consolidated EBITDA of the Company and its Subsidiaries for such Measurement Period.

“Consolidated Net Income” means, for any Person (the “first Person”) for any period, the sum of net income (or loss) for such period of such first Person and its subsidiaries determined on a consolidated basis in accordance with GAAP, excluding, without duplication, to the extent included in determining such net income (or loss) for such period:  (a) any income (or loss) of any other Person (the “second Person”) if such second Person is not a subsidiary of such first Person, except that such first Person’s equity in the net income of any second Person for such period shall be included in the determination of Consolidated Net Income up to the aggregate amount of cash actually distributed by such second Person during such period to such first Person or any of its subsidiaries as a dividend or other distribution, (b) the income (or loss) of any second Person accrued prior to the date it became a subsidiary of such first Person or is merged into or consolidated with such first person or any of its subsidiaries or such second Person’s assets are acquired by such first person or any of its subsidiaries, (c) non-recurring gains (or losses), (d) the income of any subsidiary of such first Person to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such subsidiary, and (e) all non-cash adjustments made to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with ASC 830.

“Consolidated Total Debt” means, with respect to any Person and its Subsidiaries at any time and as determined on a consolidated basis and without duplication, an amount equal to the sum of Indebtedness of the type set forth in clauses (a), (b), (c), (e), (g), (h) and (k) of the definition thereof.

“Contested in Good Faith” means, with respect to any matter, that such matter is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings analogous thereto.

“Controlled Foreign Corporation” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.
“Credit Agreement” means this Credit Agreement.
“Credit Extension” means the making of a Loan or a L/C Credit Extension.
“Credit Facility” means the credit facility established hereunder and evidenced by the Commitment.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to the outstanding principal balance of any Loan, the sum of (i) the rate of interest otherwise applicable thereto plus (ii) 2.00% per annum, and (b) when used with respect to any L/C Loan or any interest, fee or other amount payable under the Loan Documents which shall not have been paid when due, the sum of (i) the Alternate Base Rate plus (ii) the Applicable Margin applicable to ABR Loans plus (iii) 2.00% per annum.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the historical Consolidated EBITDA of such Sold Entity or Business for such period as certified by a Financial Officer of the Company, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Sold Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Disposed EBITDA is excluded from Consolidated EBITDA it shall be on a Pro Forma Basis).

“Disposition” means, with respect to any Person, the sale, transfer, license, lease or other disposition (including any Sale and Leaseback and any sale or issuance of Equity Interests including by way of a merger) by such Person to any other Person, with or without recourse, of (a) any notes or accounts receivable or any rights and claims associated therewith, (b) any Equity Interests of any Subsidiary (other than directors’ qualifying shares), or (c) any other assets, provided,  however, that none of the following shall constitute a Disposition:  (i) any sale, transfer, license, lease or other disposition by (A) a Loan Party to another Loan Party or (B) a Non-Loan Party Subsidiary to another Non-Loan Party Subsidiary, in each case, on terms which are no less favorable than are obtainable from any Person which is not one of its Affiliates, (ii) the collection of accounts receivable and other obligations in the ordinary course of business, (iii) sales of inventory in the ordinary course of business, (iv) dispositions of substantially worn out, damaged, uneconomical, surplus or obsolete equipment, equipment that is no longer useful in the business of the Company or its Subsidiaries, and (v) sales, transfers, licenses, leases or other Dispositions resulting in aggregate Net Cash Proceeds not exceeding $1,000,000 during any period of four consecutive fiscal quarters.  Each of the terms “Dispose” and “Disposed” when used as a verb shall have an analogous meaning.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date at the time such Equity Interests are issued.

“Divide” and “Division” have the meanings assigned to such terms in Section 1.10.
“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States, or any state, commonwealth or other political subdivision thereof (including, for the avoidance of doubt, the District of Columbia).

“Earn-Out Obligations” means, with respect to any Person, obligations of such Person that are recognized under GAAP as a liability of such Person, payable in cash or which may be payable in cash at the seller’s or obligee’s option arising from the acquisition of a business or a line of business (whether pursuant to an acquisition of Equity Interests or assets, the consummation of a merger or consolidation or otherwise) and payable to the seller or sellers thereof.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the United States Securities and Exchange Commission.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health, safety, natural resources, or the indoor or outdoor environment, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.

“Environmental Law” means, collectively and individually any and all federal, state, local, or foreign statute, rule, regulation, code, guidance, ordinance, order, judgment, directive, decree, injunction or common law as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning:  the environment; protection of the environment and natural resources; air emissions; water discharges; noise emissions; the Release, threatened Release or discharge into the environment and physical hazards of any Hazardous Material; the generation, handling, management, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, preservation or restoration of natural resources, employee or human health or safety, and potential or actual exposure to or injury from Hazardous Materials.

“Environmental Liability” means, in respect of any Person, any statutory, common law or equitable liability, contingent or otherwise of such Person directly or indirectly resulting from, arising out of or based upon (a) the violation of any Environmental Law or Environmental Permit, or (b) an Environmental Claim.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities (other than Indebtedness) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period referred to in Section 4043 of ERISA is waived); (b) the existence with respect to any Pension Plan of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975(c)(1) of the Code; (c) any failure of any Pension Plan to satisfy the “minimum funding standard” applicable to such Pension Plan under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j)(3) of the Code with respect to any Pension Plan or the failure of any Loan Party or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan including the imposition of any Lien in favor of the PBGC or any Pension Plan(other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or Section 4041A or ERISA, the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Pension Plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA or the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA or the termination of, or the appointment of a trustee to administrator, any Pension Plan; (h) any limitations under Section 436 of the Code become applicable; (i) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (k) the receipt by any Loan Party or any

ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; or (l) the imposition on any Loan Party or any ERISA Affiliate of any tax under Chapter 43 of Subtitle D of the Code, or the assessment of a civil penalty on any Loan Party or any ERISA Affiliate under Section 502(c) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation (to the extent such contractual obligation is existing (i) on the Closing Date or (ii) at the time of acquisition of such Subsidiary so long as the prohibition or restriction in such contract is not entered into in contemplation thereof) from providing a Guarantee of the Obligations or which would require governmental (including regulatory or any other Governmental Authority’s) consent, approval, license or authorization to provide such a Guarantee unless such consent, approval, license or authorization has been received, (b) any Foreign Subsidiary, (c) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (d) any Foreign Subsidiary Holdco, (e) any captive insurance company, (f) any Immaterial Subsidiary, and (g) any other Subsidiary with respect to which the Company and the Lender reasonably determine in writing the cost or other consequences of providing such a Guarantee shall be excessive in view of the benefits of such Guarantee to be afforded to the Lender therefrom.  Notwithstanding the foregoing, in the event that an Excluded Subsidiary guarantees, grants a lien on its assets to secure, or has greater than 65% of its voting Equity Interests pledged to secure, other Indebtedness of the Loan Parties, such Excluded Subsidiary shall cease to be an Excluded Subsidiary and shall be required to become a Subsidiary Guarantor.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to the Lender’s failure to comply with Section 3.6(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Financial Covenant” means the covenant set forth in Section 7.12.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or comptroller of such Person (or such other financial officer as is acceptable to the Lender).

“Fiscal Year” means the four fiscal quarter period of the Company ending on December 31 of each calendar year.

“Foreign Plan” means any employee pension benefit plan or arrangement (a) maintained, or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States, or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Holdco” means any Domestic Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are Controlled Foreign Corporations.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee Agreement” means the Guarantee Agreement, dated as of the date Closing Date, among the Loan Parties and the Lender.

“Guarantee Requirement” means, at any time, the requirement that all Obligations shall have been unconditionally guaranteed jointly and severally on a senior basis by the each Subsidiary required to do so pursuant to Section 6.12.

“Guarantees” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guaranteed” has a meaning analogous thereto.  The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if not stated or determinable, the maximum reasonably anticipated amount of the obligations in respect of which such Guarantee is made) and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guarantors” means (a) each Borrower (with respect to the Obligations of the other Borrower), and (b) each other Person that becomes a party to the Guarantee Agreement as a Guarantor.

“Hazardous Materials” means all substances, wastes, chemicals, pollutants, or other contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, infectious, pharmaceutical or medical wastes and all other substances of any nature that are now or hereafter regulated under any Environmental Law or are now or hereafter defined, listed, classified, considered or described as hazardous, dangerous or toxic by any Governmental Authority or under any Environmental Law.

“Immaterial Subsidiary” means any Subsidiary of any Loan Party that (a) together with its Subsidiaries, contributed less than fifteen percent (15%) of the Consolidated EBITDA of the Company and its Subsidiaries, taken as a whole, during the most recently-ended period of four consecutive fiscal quarters (which calculation, for any Immaterial Subsidiary organized or acquired after the first day of such period, shall be determined on a Pro Forma Basis as if such Subsidiary had been a Subsidiary commencing on the first day of such period), (b) does not Guarantee or provide a Lien on its assets or otherwise provide credit support with respect to any Indebtedness of the Company or any of its Subsidiaries, and (c) has been designated as such by the Company in a written notice delivered to the Lender (other than any such Subsidiary as to which the Company has revoked such designation by written notice to the Lender); provided that Immaterial Subsidiaries shall not at any time account, in the aggregate, for more than fifteen percent (15%) of the Consolidated EBITDA of the Company and its Subsidiaries, taken as a whole,.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money;
(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including seller paper;

(c) the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, and similar instruments issued or created by or for the account of such Person;

(d) the Swap Termination Value of each Swap Agreement (to the extent reflecting an amount owed by such Person or an amount that would be owing were such Swap Agreement terminated);

(e) the Attributable Indebtedness of such Person in respect of Capitalized Lease Obligations, Synthetic Debt and Synthetic Lease Obligations of such Person (regardless of whether accounted for as indebtedness under GAAP);

(f) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business which are paid within 90 days of their respective due dates and (ii) any purchase price adjustments, earn out or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(g) indebtedness (excluding prepaid interest thereon) secured by a Lien (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by a Lien) on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h) all Earn-Out Obligations due and owing of such Person;
(i) all obligations of such Person in respect of Disqualified Equity Interests;

(j) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take or pay obligations) or similar obligations and, without duplication, all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; and

(k) all Guarantees by such Person of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of Indebtedness of any Person for purposes of clause (g) shall be deemed to be equal to the greater of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).
“Information” has the meaning assigned to such term in Section 10.14(b).

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable thereto and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (d) with respect to all Loans, the Maturity Date.

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Company may elect, provided that:  (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period in respect of any Loan shall end after the Maturity Date of the Credit Facility under which such Loan was made.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Screen Rate” means in relation to the LIBOR Rate for any Loan, the rate per annum determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the rate as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Lender from time to time; in each case the “Screen Rate”) for the longest period (for which that Screen Rate is available) that is shorter than the applicable Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds such Interest Period, in each case, at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Investment” means, as to any Person, (a) any Acquisition by such Person, (b) any direct or indirect acquisition or investment by such Person in another Person, whether by means of the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including any partnership or joint venture interest), or (c) any direct or indirect loan, advance or capital contribution to, Guarantee with respect to any Indebtedness or other obligation of, such other Person.  For purposes of covenant compliance, the amount of any Investment on any date of determination shall be, in the case of any Investment in the form of (i) a loan or an advance, the principal amount thereof outstanding on such date, (ii) a Guarantee, the amount of such Guarantee as determined in accordance with the last sentence of the definition of such term, (iii) a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, or the issuance of Equity Interests to such investor, the fair market value (as determined reasonably and in good faith by the chief financial officer of the Company) of such Equity Interests or other property as of the time of the transfer or issuance, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, and (iv) any Investment (other than any Investment referred to in clauses (i), (ii) or (iii) above) in the form of an Acquisition or a purchase or other acquisition for value of any evidences of Indebtedness or other securities of any other Person, the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time of issuance)
“L/C Advance” has the meaning assigned to such term in Section 2.4(c)(ii).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof or extension of the expiry date thereof, or the reinstatement or increase of the amount thereof or any amendment thereto.

“L/C Disbursement” means a payment made by the Lender pursuant to a Letter of Credit.
“L/C Fee” has the meaning assigned to such term in Section 3.2(b).
“L/C Honor Date” has the meaning assigned to such term in Section 2.4(c)(i).
“L/C Loan” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable L/C Honor Date or refinanced as a Loan.

“L/C Obligations” means, at any time, the sum, without duplication, of (a) the undrawn portion of all Letters of Credit plus (b) the aggregate of all Unreimbursed Amounts in respect of Letters of Credit (unless refinanced as a Loan), including all L/C Loans.

“L/C Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Commitment. The L/C Sublimit is a sublimit of the Commitment.
“Lender” means Citizens Bank.
“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

“Letter of Credit Documents” means, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date of the Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“LIBOR Rate” means:

(a) with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate per annum determined by the Lender to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Lender from time to time) at or about 11:00 a.m. (London time) on the Quotation Day for such Interest Period; or

(b) for any interest calculation with respect to an ABR Loan on any date, rate per annum determined by the Lender to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars with a term of one (1) month commencing such day which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Lender from time to time), at or about 11:00 am (London time) on such day;

provided that if such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Loan for such period shall be the Interpolated Screen Rate, where applicable.  Each calculation by the Lender of the LIBOR Rate hereunder shall be conclusive and binding on the parties hereto for all purposes, absent clearly manifest error.  Notwithstanding the foregoing, for purposes of this Credit Agreement, the LIBOR Rate shall at no time be less than 0.00% per annum.

“LIBOR Loan” means a Loan bearing interest based on the Adjusted LIBOR Rate.
“LIBOR Scheduled Unavailability Date” has the meaning specified in Section 3.3(b).
“LIBOR Successor Rate” has the meaning specified in Section 3.3(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative and yield protection matters as may be appropriate, in the discretion of the Lender, to reflect the implementation of such LIBOR Successor Rate and to permit the administration thereof by the Lender in a manner substantially consistent with then-prevailing market practice (or, if the Lender determines that implementation of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Lender determines in consultation with the Company).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capitalized Lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a loan referred to in Section 2.1(a) and made pursuant to Section 2.2.

“Loan Document Obligations” means the due and punctual payment and performance of all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party under or pursuant to each of the Loan Documents or otherwise with respect to any Loan or Letter of Credit and all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“Loan Documents” means, collectively, this Credit Agreement, the Notes, the Guarantee Agreement, each Letter of Credit Application, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.10 and each other document entered into in connection herewith.

“Loan Minimum” means (a) in the case of a LIBOR Loan, $1,000,000 and (b) in the case of an ABR Loan, $500,000.
“Loan Multiple” means (a) in the case of a LIBOR Loan, $1,000,000 and (b) in the case of an ABR Loan, $500,000.
“Loan Parties” means, collectively, (a) the Borrowers and (b) the Guarantors.
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”
“Master Intercompany Note” means a promissory note substantially in the form of Exhibit H.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, liabilities, prospects or condition, financial or otherwise, of the Loan Parties and their respective Subsidiaries, taken as a whole, (b) the condition that results when the legality, validity or enforceability of any Loan Document is affected in a manner that is material and adverse to the Lender, (c) the condition that results when the ability of any Loan Party to perform any of its obligations under any Loan Document is affected in a manner that is material and adverse to the Lender, or (d) the condition that results when the rights of or benefits available to the Lender under any Loan Document is affected in a manner that is material and adverse.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would result in a Material Adverse Effect.

“Material Indebtedness” means, as of any date, Indebtedness (other than Indebtedness under the Loan Documents) or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties or any of their Subsidiaries in an aggregate principal amount exceeding the Threshold Amount.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be its Swap Termination Value.

“Maturity Date” means August 5, 2021, provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

 “Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Company ending on or prior to such date.  A Measurement Period may be designated by reference to the last day thereof (e.g. the June 30, 2020 Measurement Period refers to the period of four consecutive fiscal quarters of the Company ended June 30, 2020, and a Measurement Period shall be deemed to end on the last day thereof.

“Minimum Collateral Amount” means, as of any date, the aggregate amount of Cash Collateral required to be maintained with the Lender as of such date pursuant to the terms of Section 2.10 and Section 8.2 of this Credit Agreement.

“Minimum Collateral Percentage” means 102%.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Loan Party Subsidiary” means any Subsidiary of the Company that is not a Loan Party.
“Nonrenewal Notice Date” has the meaning assigned to such term in Section 2.4(b)(iii).

“North America” has the meaning assigned to such term in the preamble hereto.

“Note” means a promissory note evidencing the Loans payable to the Lender (and its registered assigns) substantially in the form of Exhibit D.
“Obligations” means, collectively, (a) the Loan Document Obligations and (b) the Cash Management Obligations.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means (a) with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Loans as a Loan) occurring on such date, and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Loan or L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Loan) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Participant” has the meaning assigned to such term in Section 10.4(c).
“Participant Register” has the meaning assigned to such term in Section 10.4(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” means any Acquisition by a Loan Party that satisfies each of the following conditions:
(a) at the time of and immediately before and after giving effect thereto, no Default shall have occurred and be continuing;
(b) such Acquisition shall be consensual and, if applicable, shall have been approved by the Acquisition target’s board of directors (or comparable governing body);
(c) the Person, assets or business unit acquired in the Acquisition shall be engaged in an Approved Line of Business;

(d) after giving Pro Forma Effect to such Acquisition and any incurrence or assumption of Indebtedness in connection with such Acquisition, the Consolidated Leverage Ratio shall not exceed the Consolidated Leverage Ratio then permitted under Section 7.12 for the most recently ended fiscal quarter (or Fiscal Year) for which financial statements were required to be delivered pursuant to Section 6.1(a) or Section 6.1(b), as applicable;

(e) not later than five (5) Business Days prior to the consummation of any such Acquisition for which the aggregate purchase price is at least $175,000,000, the Company shall have delivered to the Lender (A) a description of the material terms of such Acquisition, (B) at the request of the Lender, audited financial statements (or, if unavailable, management-prepared financial statements) of the Person, business or assets being acquired for its two most recent fiscal years and for each fiscal quarter ended after the date of the most recent annual financial statements and at least forty-five (45) days prior to the date of consummation of such Acquisition, (C) at the request of the Lender, consolidated projected income statements of the Company and its Subsidiaries (giving effect to such Acquisition) and (D)  prior to the consummation of such Permitted Acquisition, a certificate, executed by a Responsible Officer of the Borrower, certifying that such Acquisition complies with the requirements of this Agreement; and

(f) the total consideration paid by the Loan Parties for (i) the Equity Interests of any Person that does not become a Loan Party or is not a Loan Party or (ii) in the case of an asset acquisition, assets that are not acquired by any Loan Party, when taken together with the total consideration for all such Persons and assets so acquired after the Closing Date, shall not exceed $100,000,000 in the aggregate.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being Contested in Good Faith, provided that enforcement of such Liens is stayed pending such contest;

(b) landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being Contested in Good Faith;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts (other than contracts for the payment of money), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(k);

(f) easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Loan Parties and their respective Subsidiaries;

(g) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Loan Parties or their Subsidiaries or materially detract from the value of the relevant assets of the Loan Parties or its Subsidiaries;

(h) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Loan Parties or their Subsidiaries or materially detract from the value of the relevant assets of the Loan Parties or their Subsidiaries;

(i) customary rights of set off, bankers’ liens, refunds or charge backs, under deposit agreements, the Uniform Commercial Code or common law, of banks or other financial institutions where any Loan Party or any of such Loan Party’s Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(j) Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;

(k) Liens (i) on earnest money deposits made in cash by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with an Acquisition or other Investment permitted under this Credit Agreement or (ii) on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Credit Agreement;

(l) Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;
(m) Liens resulting from the filing of precautionary UCC-1 financing statements (or equivalent) with respect to operating leases;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business; and

(o) Liens incurred in the ordinary course of business imposed by law in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets;

provided that the term “Permitted Encumbrance” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

 “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Citizens Bank or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

 “Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction for which financial statement information is available.  Each of the terms “Pro Forma Compliance” and “Pro Forma Effect” shall have an analogous meaning.

“Qualified Equity Interests” means, with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.
“Quotation Day” means, with respect to any LIBOR Loan and any Interest Period, the day that is two Business Days prior to the first day of such Interest Period.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Refinancing Indebtedness” means Indebtedness of any Loan Party or its Subsidiaries arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, refund, replace, renew, continue or substitute for other Indebtedness (such extended, refinanced, refunded, replaced, renewed, continued or substituted Indebtedness, the “Refinanced Obligations”); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Refinanced Obligations (plus any interest capitalized in connection with such Refinanced Obligations, the amount of prepayment premium, if any, original issue discount, if any, and reasonable fees, costs, and expenses incurred in connection therewith), (b) such Refinancing Indebtedness shall have a final maturity that is no earlier than the final maturity date of such Refinanced Obligations, (c) such Refinancing Indebtedness shall have a Weighted Average Life to Maturity not less than the weighted average life to maturity of the Refinanced Obligations, (d) such Refinancing Indebtedness shall rank in right of payment no more senior than, and be subordinated (if subordinated) to the Obligations on terms, taken as a whole, not materially less favorable to the Lender than the Refinanced Obligations, (e) as of the date of incurring such Refinancing Indebtedness and after giving effect thereto, no Default shall exist or have occurred and be continuing, (f) if the Refinanced Obligations or any Guarantees thereof are unsecured, such Refinancing Indebtedness and any Guarantees thereof shall be unsecured, (g) if the Refinanced Obligations or any

Guarantees thereof are secured, (i) such Refinancing Indebtedness and any Guarantees thereof shall be secured by substantially the same or less collateral, taken as a whole, as secured such Refinanced Obligations or any Guarantees thereof, on terms, taken as a whole, not materially less favorable to the Lender and (ii) the Liens to secure such Refinancing Indebtedness shall not have a priority, taken as a whole, more senior than the Liens securing the Refinanced Obligations, (h) the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing, continuing, substituting or replacing thereof shall be the only obligors on such Refinancing Indebtedness, and (i) the terms and conditions (excluding as to pricing, premiums and optional prepayment or redemption provisions) of any such Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties than the terms and conditions of the Refinanced Obligations.

“Register” has the meaning assigned to such term in Section 10.4(b).
“Regulation D” means Regulation D of the Board.
“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys-in-fact and representatives of such Person and of such Person’s Affiliates.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, migration, emptying, discharging, injecting, escaping, depositing, disposing, or dumping of Hazardous Materials into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property and any other conditions resulting in potential or actual human exposure to Hazardous Materials within a structure.

“Request for Credit Extension” means (a) with respect to a Loan, or a conversion or continuation of a Loan, a Committed Loan Notice and (b) with respect to a L/C Credit Extension, a Letter of Credit Application.

 “Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or other similar officer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of such Person, (c) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person, and (d) with respect to clauses (a) through (c) any transaction that has a substantially similar effect.

“S&P” means Standard & Poor's Financial Services LLC, a subsidiary of S&P Global Inc.

“Sale and Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (at the date of this Credit Agreement, the Crimean region of Ukraine, Cuba, Iran, North Korea, Darfur, South Sudan and Syria).

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sold Entity or Business” means any Person or any property or assets constituting a line of business or a division of a Person Disposed of in a transaction permitted hereunder by the Company or any of its Subsidiaries.

“Solvency Certificate” means a certificate, substantially in the form of Exhibit I.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the present assets of such Person and its Subsidiaries, taken as a whole, is not less than the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, (b) the present fair salable value of the assets of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of such date and (d) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness or Restricted Payment that by the terms of this Credit Agreement requires a test to be calculated on a “Pro Forma Basis”, be given in “Pro Forma Compliance” with, or after giving “Pro Forma Effect”; provided that any increase in the Commitment above the amount of Commitment in effect on the Closing Date, for purposes of this definition, shall be deemed to be fully drawn.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency, supplemental or other reserves) expressed as a decimal established by the Board to which the Lender is subject for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D).  Such reserve percentages shall include those imposed pursuant to Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in right of payment to the prior payment of the Loan Document Obligations of such Loan Party and contains subordination and other terms acceptable to the Lender.

“Subordinated Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“subsidiary” means, with respect to any Person (“Topco”), as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Topco in Topco’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Topco or one or more subsidiaries of Topco.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as the context may require.

“Subsidiary Guarantor” means any Subsidiary of the Company that is a Guarantor at the time of determination.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement, substantially in the form of Exhibit G, pursuant to which a Subsidiary (other than an Excluded Subsidiary) becomes a party to the Guarantee Agreement and to each other applicable Loan Document.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s)

determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include the Lender or any Affiliate of the Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP).

“Synthetic Lease Obligation” means the monetary obligation of a Person at any time of determination under (i) a so called synthetic, off balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment) (other than operating leases arising as a result of Sale and Leaseback transactions).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date upon which all Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, the same are Backstopped), and the Loans and L/C Obligations (other than with respect to the undrawn portion of outstanding Letters of Credit), together with all interest and fees related thereto and other Loan Document Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable), have been indefeasibly paid in full in cash.

“Threshold Amount” means $25,000,000.
“Total Revolving Outstandings” means at any time, the aggregate Outstanding Amount of all Loans and L/C Obligations at such time.

 “Transaction Expenses” means any fees or expenses incurred or paid by the Company or any Subsidiary in connection with the Transactions, this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the borrowing of the Loans and the issuance of the Letters of Credit, (c) the use of the proceeds of the Loans and the Letters of Credit, (d) the satisfaction of the Guarantee Requirement and (e) the payment of Transaction Expenses.

“Type”, when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

 “Unaudited Financial Statements” means the Form 10-Q containing the unaudited consolidated balance sheets and related statements of income, comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries, covering any of the first three fiscal quarters that have ended after the most recent Fiscal Year covered by the Audited Financial Statements and at least forty five (45) days before the Closing Date.

“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning assigned to such term in Section 2.4(c)(i).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Equity Interests” means, with respect to any Person, shares of such Person’s Equity Interests having the right to vote for the election of the members of the board of directors or other managing person of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” has the meaning assigned to such term in Section 3.6(b).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Classification of Loans

.  For purposes of this Credit Agreement, Loans may be classified and referred to by Class (e.g., a “Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Loan”).

Terms Generally

.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Any terms used in this Credit Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

Accounting Terms; GAAP

.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Credit Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Leverage Ratio shall be calculated with respect to such period and all Specified Transactions occurring during such period on a Pro Forma Basis.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Lender shall so request, the Lender and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Lender financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Credit Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Rounding

.  Any financial ratios required to be maintained by the Company pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

References to Time

.  Unless the context otherwise requires, references to a time shall refer to Eastern Standard Time or Eastern Daylight Savings Time, as applicable.

Resolution of Drafting Ambiguities

.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Status of Loan Document Obligations

.  In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Debt, the Company shall take or cause each other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Debt and to enable the Lender to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.  Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of the Subordinated Debt Documents under which such Subordinated Debt is issued and are further given all such other designations as shall be required under the terms of any such Subordinated Debt in order that the Lender may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.

Interest

.  The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

Divisions

.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”; “Divide” shall have a correlative meaning): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from to the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article 2 The Credits
Commitments

.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, the Lender agrees, severally and not jointly, to make Loans to the Borrowers in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in the Total Revolving Outstandings exceeding the Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans.  Loans may be ABR Loans or LIBOR Loans, as further provided herein.

Loans, Conversions and Continuations of Loans

.

(a) Each Loan, each conversion of a Loan from one Type to the other, and each continuation of a LIBOR Loan shall be made upon the Company’s irrevocable notice, to the Lender, which may be given by telephone.  Each such notice must be received by the Lender substantially in the form of a Committed Loan Notice (i) in the case of an ABR Loan, not later than 11:00 a.m. on the date of the proposed Loan or (ii) in the case of any other Loan, not later than 11:00 a.m. three Business Days before the date of the proposed Loan.

(b) Each telephonic notice by the Company pursuant to Section 2.2(a) must be confirmed promptly by hand delivery or facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the Lender) of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company.  Except as provided in Section 2.3(c) and Section 2.4(c), each Loan or conversion of a Loan shall be in a principal amount of the Loan Minimum or a whole multiple of the Loan Multiple in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether the Company is requesting a Loan, a conversion of a Loan from one Type to the other, or a continuation of a LIBOR Loan, (B) the requested date of the Loan, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of each Loan to be borrowed, converted or continued, (D) the Type of Loan to be borrowed or to which an existing Loan is to be converted, (E) if applicable, the duration of the Interest Period with respect thereto which shall be a period contemplated by the definition of the term “Interest Period”, (F) the Borrower to whom such Loan is to be made and (G) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.2.    Notwithstanding anything in this Credit Agreement to the contrary, if the Company:

(i) requests a LIBOR Loan, or a conversion to or continuation of a LIBOR Loan, in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month; and

(ii) fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loan shall be made as, continued as, or converted to, an ABR Loan.

For avoidance of doubt, the Borrowers and the Lender acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.    Any automatic conversion or continuation as provided above shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loan.

(c) Upon satisfaction or waiver of the applicable conditions set forth in Section 4.2 (and, if such Loan is the initial Credit Extension, Section 4.1), the Lender shall make funds available to the applicable Borrower in an amount equal to the requested Loan by transfer to the account of the applicable Borrower designated in the Commitment Loan Notice; provided that if, on the date the Committed Loan Notice with respect to such Loan is given by the Company, there are L/C Loans outstanding, then the proceeds of such Loan shall be applied first, to the payment in full of any such L/C Loans and second, to the applicable Borrower as provided above.

(d) Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such Loan unless the Borrowers pay the amount due, if any, under Section 3.5 in connection therewith.  During the existence of an Event of Default, the Lender may require that (i) no Loan may be requested as, converted to or continued as a LIBOR Loan and (ii) unless repaid, each LIBOR Loan be converted to an ABR Loan at the end of the Interest Period applicable thereto.

(e) The Lender shall promptly notify the Company of the interest rate applicable to any Interest Period for a LIBOR Loan upon determination of such interest rate.  The determination of the Adjusted LIBOR Rate by the Lender shall be conclusive in the absence of manifest error.

(f) Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Loans, all conversions of Loans from one Type to the other, and all continuations of 31

Loans as the same Type, there shall not be more than six (6) Interest Periods in effect at any time for all LIBOR Loans.
[Reserved]

.

Letters of Credit

.

(g) The Letter of Credit Commitment.  (i) Subject to the terms and conditions hereof and of any additional Letter of Credit Documents required by the Lender and relying upon the representations and warranties herein set forth, the Lender agrees (1) from time to time on any Business Day during the Availability Period to issue Letters of Credit denominated in Dollars for the account of either Borrower (provided that any Letter of Credit may be for the joint account of either Borrower and any Subsidiary of either Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.4(b), and (2) to honor conforming drafts under the Letters of Credit; provided that the Lender shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if immediately after giving effect to such L/C Credit Extension, the aggregate L/C Obligations would exceed the L/C Sublimit or the Total Revolving Outstandings would exceed the Commitment.

(i) The Lender shall be under no obligation to issue any Letter of Credit (and, in the case of clauses (B), (C) or (D) below, shall not issue any Letter of Credit) if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing such Letter of Credit, or any law applicable to the Lender or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or direct that the Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Agreement Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Agreement Date (for which the Lender is not otherwise compensated hereunder);

(B) subject to Section 2.4(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;
(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;

(D) the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Credit Agreement;

(E) the issuance of such Letter of Credit would violate one or more policies of the Lender applicable to letters of credit or any laws binding upon the Lender;
(F) the Letter of Credit is to be denominated in a currency other than Dollars;

(G) the Letter of Credit is in an initial amount less than $100,000 (or such lesser amount as agreed to by the Lender).

(iii) The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(h) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company hand delivered or sent by facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the Lender) to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company.  Such Letter of Credit Application must be received by the Lender not later than 1:00 p.m. at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the Lender may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Lender:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (G) such other matters as the Lender may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Lender (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the Lender may reasonably request.

(i) Subject to the terms and conditions set forth herein, the Lender shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be.

(i) If the Company so requests in any applicable Letter of Credit Application, the Lender shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Auto-Renewal Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Lender, the Company shall not be required to make a specific request to the Lender for any such renewal.

(ii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the Company a true and complete copy of such Letter of Credit or amendment.

(i) Drawings and Reimbursements.  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify promptly the Company thereof.  On the Business Day on which the Company shall have received notice of any payment by the Lender under a Letter of Credit or, if the Company shall have received such notice later than 12:00 p.m. on any Business Day, on the succeeding Business Day (such applicable Business Day, the “L/C Honor Date”), the Borrowers shall, jointly and severally (regardless of whether or not such Letter of Credit shall be for the sole account of a Borrower or for the joint account of a Borrower and any Subsidiary), reimburse the Lender in an amount equal to such drawing in Dollars.  If the Borrowers fail to so reimburse the Lender on the L/C Honor Date (or if any such reimbursement payment is required to be refunded to a Borrower for any reason), then the Company shall be deemed to have requested an ABR Loan in the amount of such unreimbursed drawing (the “Unreimbursed Amount”).  Such Loan shall be made by the Lender without regard to the Loan Minimums and Loan Multiples.  Any notice given by the Lender pursuant to this Section 2.4(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day, the Unreimbursed Amount of such drawing shall, without duplication, accrue interest for each day until the date of reimbursement at (x) prior to the third Business Day following the L/C Honor Date, the rate per annum applicable to the outstanding principal balance of ABR Loans pursuant to Section 3.1(a), and (y) thereafter, a rate per annum equal to the Default Rate applicable to the outstanding principal balance of ABR Loans.

(i) With respect to an Unreimbursed Amount that is not fully refinanced by an ABR Loan because the conditions for Loans set forth in Section 4.2 cannot be satisfied (and have not been waived) or for any other reason, then (A) the applicable Borrower shall be deemed to have incurred from the Lender a L/C Loan in the amount of the Unreimbursed Amount, which L/C Loan shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate (a “L/C Advance”).

(i) No such making of a L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the Lender for the amount of any payment made by the Lender under any Letter of Credit, together with interest as provided herein.

(j) Obligations Absolute.  The joint and several obligations of the Borrowers to reimburse the Lender for each drawing under each Letter of Credit issued by it and to repay each L/C Loan shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with (x) any proceeding under any Debtor Relief Law or (y) any Bail-In Action;

(v) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guarantee Agreement or any other guarantee, for all or any of the Loan Document Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse the Lender from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable law) suffered by either Borrower that are caused by the Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(k) Role of Lender as Letter of Credit Issuer.  The Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Lender, any of its Related Parties nor any of the correspondents, participants or assignees of the Lender shall be liable or responsible for (i) any action taken or omitted in the absence of gross negligence or willful misconduct; or (ii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Lender, and the Lender may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers caused by the Lender’s willful misconduct or gross negligence or the Lender’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(l) Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in any Letter of Credit Document (including any Letter of Credit Application), in the event of any conflict between the terms hereof and the terms of any such Letter of Credit Document, the terms hereof shall control, provided that all non-conflicting terms of any such Letter of Credit Document shall remain in full force and effect.

(m) Applicability of ISP; Limitation of Liability.  Unless otherwise expressly agreed by the Lender and the Company when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.  Notwithstanding the foregoing, the Lender shall not be responsible to any Loan Party for, and the Lender’s rights and remedies against any such Loan Party shall not be impaired by, any action or inaction of the Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the law or any order of a jurisdiction where the Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Termination and Reduction of Commitments

.

(n) Unless previously terminated, the Commitment shall terminate on the last day of the Availability Period.

(o) The Company may at any time terminate, or from time to time reduce, the Commitment, provided that (i) the Company shall not terminate or reduce the Commitment if, after giving effect to any concurrent prepayment or repayment of the Loans in accordance with Section 2.7, the Total Revolving Outstandings would exceed the Commitment, (ii) each such reduction of the Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, and (iii) any reduction of the Commitment to an amount below the L/C Sublimit shall automatically reduce the L/C Sublimit on a Dollar for Dollar basis.  If at any time, as a result of such a partial reduction or termination as provided in Section 2.5(a), the Total Revolving Outstandings would exceed the Commitment, then the Borrowers shall on the date of such reduction or termination of the Commitment, repay or prepay Loans and/or Cash Collateralize Letters of Credit in an aggregate amount equal to such excess.

(p) In addition to any termination or reduction of the Commitment under paragraphs (a) and (b) of this Section, the Commitment shall be reduced as required under Section 2.7(b).

(q) The Company shall notify the Lender of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitment may state that such notice is conditioned upon the effectiveness of other Credit Facility, in which case such notice may be revoked by the Company (by written notice to the Lender on or prior to the specified effective date) if such condition is not satisfied subject to the Company’s obligation to indemnify the Lender pursuant to Section 3.5.  Each reduction, and any termination, of the Commitment shall be permanent.

Repayment of Loans; Evidence of Debt

.

(r) Payment at Maturity.  The Borrowers hereby unconditionally promise to pay to the Lender the then unpaid principal amount of each Loan together with all accrued interest thereon on the earlier of the Maturity Date and, if different, the date of the termination of the Commitment in accordance with the provisions of this Credit Agreement.

(s) [Reserved].
(t) Notes. The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver a Note.
(u) Lender Records. The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the Lender resulting from each 36

Loan owing to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(v) Register.  Entries made in good faith by the Lender in its account or accounts pursuant to Section 2.6(d), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to the Lender, under this Credit Agreement, absent manifest error; provided, however, that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Credit Agreement.

Prepayments

.

(w) Optional Prepayments.  The Borrowers may, upon written notice to the Lender, at any time and from time to time, voluntarily prepay any Loan of any Class in whole or in part without premium or penalty (except as set forth in Section 2.7(e) and Section 3.5)), provided that (A) such notice must be received by the Lender not later than 1:00 p.m. (1) three Business Days prior to any date of prepayment of a LIBOR Loan and (2) one Business Day prior to the date of prepayment of an ABR Loan and (B) each prepayment shall be in a principal amount of the Loan Minimum or a whole multiple of the Loan Multiple in excess thereof or, in each case, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other Credit Facility, in which case such notice may be revoked by the Borrowers (by written notice to the Lender on or prior to the specified effective date) if such condition is not satisfied subject to the Borrowers’ obligation to indemnify the Lender pursuant to Section 3.5.

(x) Mandatory Prepayments.  If for any reason the Total Revolving Outstandings at any time exceed the Commitment then in effect, the Borrowers shall immediately prepay, without premium or penalty, Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(y) General Rules.  All prepayments shall be subject to Section 3.5, but shall otherwise be without premium or penalty.    All prepayments shall be accompanied by accrued interest thereon and, in the case of any prepayment of a LIBOR Loan, any additional amounts required pursuant to Section 3.5.

Payments Generally; Lender’s Clawback

.

(z) General.  Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, L/C Loans, interest or fees, or of amounts payable under Sections 3.4,  3.5,  3.6 or 10.3, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds.  All payments to be made by a Loan Party hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Lender as the Lender may from time to time notify the Company, except payments to be made to the Lender as expressly provided herein and except that payments pursuant to Sections 3.4,  3.5,  3.6 or 10.3, shall be made directly to the Persons entitled thereto.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(aa) Insufficient Payment.  Subject to the provisions of Article 8, whenever any payment received by the Lender under this Credit Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Lender under or in respect of this Credit Agreement and the other Loan Documents on any date, such payment shall be distributed by the Lender and applied by the Lender (i) first, towards payment of all fees and expenses due to the Lender under the Loan Documents, (ii) second, towards payment of interest, fees and commissions then due hereunder, and (iii) third, towards payment of principal of Loans and unreimbursed L/C Loans then due hereunder.

Incremental Commitments

.  The Borrowers may, from time to time, by written notice by the Company to the Lender, request an increase in the Commitment (collectively, “Incremental Commitments”), which request may be granted or denied in the sole discretion of the Lender,  in an aggregate principal amount for all Incremental Commitments not to exceed $25,000,000; provided that at the time of the incurrence of such Incremental Commitments and immediately after giving effect thereto and to the use of the proceeds thereof (assuming the full utilization thereof), no Default shall have occurred and be continuing or would result therefrom.

Cash Collateral

.

(bb) Certain Credit Support Events. The Borrowers shall provide Cash Collateral to the Lender:

(i) if the Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Loan, within two (2) Business Days following any request by the Lender, in an amount not less than the Minimum Collateral Percentage of the principal amount of such L/C Loan,

(ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, immediately (without the necessity of any request), in an amount not less than the Minimum Collateral Percentage of such L/C Obligation,

(iii) if the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.2, immediately upon any request by the Lender, in an amount not less than the Minimum Collateral Percentage of all L/C Obligations,

(iv) if the L/C Obligations exceed the L/C Sublimit, within two (2) Business Days following any request by the Lender, in an amount not less than the Minimum Collateral Percentage of such excess.

(cc) Grant of Security Interest.  As security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.10(c), each Borrower hereby grants to (and subjects to the control of) the Lender (and shall enter into documentation reasonably satisfactory to the Lender for such purpose), and shall thereafter maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing.  If at any time the Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Lender, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Citizens Bank.  The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(dd) Application.  Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.10 or Sections 2.4,  2.7,  2.10 or 8.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(ee) Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to secure obligations shall be released promptly following (i) the elimination of the applicable obligations giving rise thereto or (ii) the determination by the Lender that there exists excess Cash Collateral; provided that, subject to this Section 2.10, the Person providing Cash Collateral and the Lender may agree that Cash Collateral shall be held to support future anticipated obligations.

Article 3 Interest, Fees, Yield Protection, etc.
Interest

.

(a) Interest Rate Generally.  All ABR Loans shall bear interest at the Alternate Base Rate plus the Applicable Margin.  Each LIBOR Loan shall bear interest at a rate per annum equal to the sum of the Adjusted LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(b) Default Rate.

(i) Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any L/C Disbursement or any fee or other amount payable by either Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(ii) Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and the Lender so notifies the Company (provided that no such notification shall be required, and the following interest shall automatically be payable, in the case of an Event of Default under Sections 8.1(a),  (b),  (h) or (i)), then, so long as such Event of Default is continuing, all outstanding principal of each Loan and all Unreimbursed Amounts in respect of L/C Disbursements (including L/C Loans) shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at such other times as may be specified herein,  provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) Computation of Interest.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBOR Rate and LIBOR Rate shall be determined by the Lender, and such determination shall be conclusive absent clearly manifest error.

Fees

.

(e) L/C Fees.  The Borrowers agree to pay to the Lender a fee (the “L/C Fee”), for each standby Letter of Credit, at a rate per annum equal to the Applicable Margin multiplied by the average daily amount available to be drawn under such Letter of Credit, as well as the Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued L/C Fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Agreement Date; provided that all such fees shall be payable on the date on which the Commitment terminates and any such fees accruing after the date on which the Commitment terminates shall be payable on demand.  Any other fees payable to the Lender pursuant to this paragraph shall be payable within ten days after demand.  All L/C Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and the Lender so notifies the Company (provided that no such notification shall be required, and the following interest shall automatically be payable, in the case of an Event of Default under Sections 8.1(a),  (b),  (h) or (i)), then, so long as such Event of Default is continuing, L/C Fees shall be calculated at a rate per annum equal to the Default Rate.

(f) Other Fees.  The Borrowers agree to pay to the Lender, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrowers and the Lender.

(g) Payment of Fees Generally.  All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds.  Fees and other amounts paid shall not be refundable under any circumstances.

Alternate Rate of Interest

.

(h) Temporary Unavailability of LIBOR Rate. If prior to the commencement of any Interest Period for a LIBOR Loan:

(i) the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the applicable Adjusted LIBOR Rate the LIBOR Rate for such Loan; or

(ii) the Lender determines (which determination shall be conclusive) that the Adjusted LIBOR Rate the LIBOR Rate will not adequately and fairly reflect the cost of making or maintaining such Loan;

then the Lender shall give notice thereof to the Company by telephone or facsimile as promptly as practicable thereafter and, until the Lender notifies the Company that the circumstances giving rise to such notice no longer exist, (x) any Committed Loan Notice that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Loan shall be ineffective, (y) if any Credit Request requests a LIBOR Loan, such Loan shall be made as an ABR Loan.

(i) Successor LIBOR Rate.

(i) If at any time the Lender determines (which determination shall be conclusive absent manifest error) that (A) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary, (B) the applicable supervisor or administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available or used for determining interest rates for loans (such specific date, the “LIBOR Scheduled Unavailability Date”), or (C) a rate other than the LIBOR Rate has become a widely recognized benchmark interest rate for newly originated loans of this type made in Dollars to borrowers domiciled in the United States, then the Lender may, in consultation with the Company, select an alternate benchmark interest rate (including any credit spread or other adjustments to such alternate benchmark (if any) incorporated therein) to replace the LIBOR Rate for purposes of this Credit Agreement (such rate, the “LIBOR Successor Rate”).

(ii) The Lender and the Borrowers shall negotiate in good faith any amendments to this Credit Agreement as may be necessary and appropriate to effectively replace the LIBOR Rate with the LIBOR Successor Rate and incorporate any LIBOR Successor Rate Conforming Changes related thereto.  Notwithstanding anything to the contrary in Section 10.2, any such amendment entered into by the Lender and the Borrowers shall become effective without any further action or consent of any other party to this Credit Agreement.

(iii) If the Lender determines (which determination shall be conclusive absent manifest error) that the circumstances under Section 3.3(b)(i)(A) have arisen or the LIBOR Scheduled Unavailability Date has occurred, then (A) the Lender shall promptly notify the Company of such determination, which notice may be given by telephone, and (B) until such time as a LIBOR Successor Rate has been selected and this Credit Agreement has been amended to implement such LIBOR Successor Rate and any LIBOR Successor Rate Conforming Changes, (1) the obligation of the Lender to make or maintain LIBOR Loans shall be suspended, (2) any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective, (3) if any Committed Loan Notice requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing, and (4) the Alternate Base Rate shall be determined without reference to the Adjusted LIBOR Rate component thereof.

(iv) The LIBOR Successor Rate and any LIBOR Successor Rate Conforming Changes shall be determined, applied and implemented in a manner that gives due consideration to the then-prevailing market practice in the United States for determining, applying and implementing benchmark interest rates for newly originated loans of this type made in Dollars to borrowers domiciled in the United States.  Notwithstanding anything contained herein to the contrary, for purposes of this Credit Agreement, no LIBOR Successor Rate selected in accordance with the foregoing shall at any time be less than 0.00% per annum.

Increased Costs; Illegality

.

(j) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement, the Loans or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to the Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(k) Capital Requirements.  If the Lender determines that any Change in Law affecting the Lender or any Applicable Lending Office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitments or the Loans, or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(l) Certificates for Reimbursement.  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company, shall be conclusive absent manifest error.  The Borrowers shall pay the Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(m) Delay in Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(n) Illegality. Notwithstanding any other provision of this Credit Agreement, if, after the Agreement Date, any Change in Law shall make it unlawful for the Lender to make or maintain any 42

LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to the Company:

(i) the Lender may declare that LIBOR Loans will not thereafter (for the duration of such unlawfulness) be made hereunder (or be continued) and no Loans will thereafter (for such duration) be converted into or continued as LIBOR Loans, whereupon any request for a LIBOR Loan, to convert a Loan to, or continue a Loan as, a LIBOR Loan, as applicable, shall be deemed a request for an ABR Loan (or a request to convert any such LIBOR Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii) the Lender may require that all outstanding LIBOR Loans be converted to ABR Loans, in which event all such LIBOR Loans shall be automatically converted to an ABR Loan, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event the Lender shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Loans that would have been made or the converted LIBOR Loans shall instead be applied to repay the ABR Loans made in lieu of, or resulting from the conversion of, the LIBOR Loans.  For purposes of this paragraph, a notice to the Company by the Lender shall be effective as to each LIBOR Loan, if lawful, on the last day of the Interest Period currently applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt by the Company.

Break Funding Payments

.  In the event of (a) the payment or prepayment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of a bankruptcy filing, or otherwise), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(a) and is revoked in accordance therewith), then, in any such event, the Borrowers shall compensate the Lender for the loss, cost and expense attributable to such event.  In the case of a LIBOR Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that the Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurocurrency market.  A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Borrowers shall pay the Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Taxes

.

(o) Defined Terms. For purposes of this Section 3.6, the term “applicable law” includes FATCA.

(p) Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of the Borrowers or another applicable withholding agent (each, a “Withholding Agent”)) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(q) Payment of Other Taxes by the Loan Parties.  Each of the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(r) Indemnification by the Loan Parties.  Each of the Loan Parties shall jointly and severally indemnify the Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by the Lender shall be conclusive absent manifest error.

(s) [Reserved].

(t) Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.6, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(u) Status of Lender.  If entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, the Lender, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not the Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(v) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(w) Survival. Each party’s obligations under this Section 3.6 shall survive any assignment of rights by, or the replacement of, the Lender and the Termination Date.

(x) Confidentiality.  Nothing contained in this Section shall require the Lender or any other indemnified party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.

Article 4 Conditions Precedent to Credit Extensions
Conditions to Initial Credit Extensions

.  The effectiveness of this Credit Agreement and the obligation of the Lender to make Credit Extensions and to issue Letters of Credit hereunder on the Closing Date is subject to satisfaction or waiver of the following conditions precedent:

(a) Credit Agreement.  The Lender (or its counsel) shall have received a counterpart of this Credit Agreement (which may include facsimile transmission or electronic mail transmission of a signed signature page of this Credit Agreement) that, when taken together, bear the signatures of the Borrowers and the Lender.

(b) Notes. The Lender shall have received any requested Notes, signed on behalf of the Borrowers.

(c) Legal Opinion.  The Lender shall have received a favorable written opinion (addressed to the Lender and dated the Closing Date) from Morgan, Lewis & Bockius LLP, special counsel to the Loan Parties, in form, scope and substance satisfactory to the Lender.  The Borrowers hereby request such counsel to deliver such opinions.

(d) Officers’ Closing Certificate.  The Lender shall have received a certificate of the President or a Vice President and the Secretary or Assistant Secretary of each Loan Party, dated the Closing Date, substantially in the form of Exhibit F.

(e) Fees and Expenses.  Substantially contemporaneously with the making of the Loans to be made on the Closing Date, the Borrowers shall have paid all reasonable fees, disbursements and other charges of counsel to the Lender in connection with the Transactions to the extent invoiced on or prior to the Closing Date.

(f) Guarantee Agreement. The Guarantee Agreement shall have been duly executed and delivered by each Loan Party that is to be a party thereto and shall be in full force and effect.
(g) [Reserved].

(h) Solvency Certificate.   The Lender shall have received a Solvency Certificate attesting to the Solvency of each Loan Party and its Subsidiaries (taken as a whole) on the Closing Date immediately before and after giving effect to the Transactions, from the chief financial officer or an authorized person performing similar function of the Company.

(i) Committed Loan Notice; Letter of Credit Application.  The Lender shall have received a completed Committed Loan Notice and/or Letter of Credit Application, duly executed by a Responsible Officer of the Company, with respect to any Credit Extensions to be made on the Closing Date.

(j) [Reserved].

(k) Pro Forma Compliance Certificate.  The Lender shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Company, setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant on a Pro Forma Basis immediately after giving effect to the Transactions occurring on the Closing Date.

(l) USA PATRIOT Act; KYC. At least five days prior to the Closing Date, the Lender shall have received:

(i) any and all documentation and other information requested by the Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act; and

(ii) to the extent either Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in relation to such Borrower.
(m) Financial Statements. The Lender shall have received (i) the Audited Financial Statements and (ii) the Unaudited Financial Statements.
(n) Legal Impediments. No law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Credit Facility.
(o) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect or any event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

(p) Financial Officer Certificate.  The Lender shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Company confirming that the conditions set forth in paragraph (o) of this Section 4.1 and clauses (a) and (b) of Section 4.2 shall be satisfied.

Conditions to All Credit Extensions

.  The obligation of the Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBOR Loans) is subject to the satisfaction of the conditions in Section 4.1 and the following additional conditions precedent:

(q) Each of the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect”

or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(r) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
(s) The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of a Loan to the other Type or a continuation of a LIBOR Loan) submitted by the Company shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.2(a) and, if applicable, (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article 5 Representations and Warranties

Each Borrower represent and warrant to the Lender that:

Existence, Qualification and Power; Compliance with Laws

.  Each Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c) or (d), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company and its Subsidiaries are in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintains all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Authorization; No Contravention

.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party, and the consummation of the Transactions, are within such Loan Party’s corporate, limited liability company or other analogous powers, have been duly authorized by all necessary corporate, limited liability company or other analogous action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Governmental Authorization; Other Consents

.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party, or for the consummation of the Transactions or (b) the exercise by the Lender of its rights under the Loan Documents, except for approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

Binding Effect

.  Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Financial Statements; No Material Adverse Effect

.

(a) The Audited Financial Statements and Unaudited Financial Statements:

(i) fairly present the financial condition of the Company and its Subsidiaries, as applicable, as of the dates thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of footnotes; and

(ii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries, as applicable, as of the date thereof, including liabilities for Taxes, material commitments and contingent obligations.

(b) Since December 31, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Litigation

.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against any Loan Party or, to the knowledge of the Borrower, threatened against or affecting the Loan Parties or any of their Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve or affect, or that purport to or could reasonably be expected to involve or affect, any Loan Document or the Transactions.

Environmental Matters

.

(c) Except for Environmental Claims which have been fully resolved with no remaining obligations or conditions:

(i) each Loan Party and its Subsidiaries possess all Environmental Permits required under applicable Environmental Law to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in material compliance with the terms of such Environmental Permits.  No Loan Party or any of its Subsidiaries has received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed;

(ii) the execution and delivery of this Credit Agreement and the consummation by the Loan Parties of the Transactions does not require any notification, 48 registration, reporting, filing, investigation, or environmental response action under any Environmental Law;
(iii) each of the Loan Parties and their Subsidiaries are currently, and within applicable statutes of limitation, have been, in material compliance with all applicable Environmental Law;

(iv) no Loan Party nor any of its Subsidiaries has received (A) notice of any pending or threatened civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information under any Environmental Law, or (B) notice of actual or potential liability under any Environmental Law including any Environmental Liability that such Loan Party or Subsidiary may have retained or assumed either contractually or by operation of law or of any Environmental Claim, in either case with respect to clauses (A) or (B) that reasonably could be expected to result in material expenditure by such Loan Party or Subsidiary.  No Loan Party or any of its Subsidiaries has knowledge of any circumstances that reasonably could be expected to result in a material Environmental Liability;

(v) as of the Agreement Date: (A) no property or facility currently, or to the knowledge of each Loan Party, formerly owned, operated or leased by any Loan Party or any of its current or former Subsidiaries or by any respective predecessor in interest, and (B) no property at which Hazardous Materials generated, owned or controlled by any Loan Party, any of its present or former Subsidiaries or any predecessor in interest have been stored, treated or disposed of, have been identified by a Governmental Authority as recommended for or requiring or potentially requiring environmental assessment and/or response actions under Environmental Law;

(vi) (A) there has been no disposal, spill, discharge or Release of any Hazardous Material generated, used, owned, stored or controlled by any Loan Party, any of its Subsidiaries or any predecessor in interest, on, at or under any property currently or formerly owned, leased or operated by any Loan Party, any of its current or former Subsidiaries or any predecessor in interest, (B) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case (A) or (B), that reasonably could be expected to require investigation, removal, remedial or corrective measures by any Loan Party or any of its Subsidiaries or that reasonably could result in material liabilities of, or material losses, damages or costs to any Loan Party or any of its Subsidiaries under any Environmental Law, and (C) neither the Loan Parties nor any of their Subsidiaries has retained or assumed any liability contractually or by operation of law with regard to the generation, treatment, storage or disposal of Hazardous Materials or compliance with Environmental Law that could reasonably be expected to result in material expenditures by any Loan Party or any of its Subsidiaries;

(vii) (A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any facility or property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, in either case (A) or (B) except in material compliance with applicable Environmental Laws or as would not result in material Environmental Liability;

(viii) no Lien has been recorded against any properties, assets or facilities currently owned, leased or operated by any Loan Party or any of its Subsidiaries under any Environmental Law.

(d) [Reserved].

(e) The Loan Parties and their Subsidiaries have provided to the Lender and its authorized representatives all material records and files, including all material assessments, reports, studies, analyses, audits, tests and data in their possession or under their control concerning any Environmental Claim, the existence of Hazardous Materials or any other environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by any Loan Party or any of their present or former Subsidiaries or predecessor in interest, or concerning compliance by any Loan Party or any such Subsidiary with, or liability under any Environmental Law.

Ownership of Properties; Liens

.  Each Loan Party and its Subsidiaries (a) has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, (b) owns, or is entitled to use, all trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights material to its business, and the use thereof by the Loan Parties and their respective Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect and (d) enjoys peaceful and undisturbed possession under all such material leases.

Casualty, Etc

.    Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Investment Company Status, Etc

.    No Loan Party or any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Taxes

.  Each Loan Party and its Subsidiaries has timely filed or caused to be filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being Contested in Good Faith and (b) failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  There are no Tax audits, deficiencies, assessments or other claims with respect to any Loan Party or any of its Subsidiaries that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

ERISA

.

(f) Each Loan Party and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Pension Plan.  The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans.

(g) Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Loan Party and ERISA Affiliate has made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(h) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no violation of the fiduciary responsibility rules of ERISA with respect to any Pension Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(i) No Loan Party or ERISA Affiliate (i) has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (ii) has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan, and (iii) has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(j) No such Pension Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Pension Plan or any other plan of any Loan Party or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Pension Plan or any such trust, to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(k) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

Subsidiaries; Equity Interests

.  As of the Agreement Date, no Loan Party has any direct or indirect Subsidiaries or investments (other than Cash Equivalents) in, or joint ventures or partnerships with, any Person, except as disclosed in Schedule 5.13.  Such Schedule sets forth (a) the name and jurisdiction of organization or incorporation of each Subsidiary and identifies each Subsidiary that is an Excluded Subsidiary or Subsidiary Guarantor as of the Agreement Date and (b) the ownership interest of each Loan Party and tier respective Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership.  Neither any Loan Party nor any of its Subsidiaries has issued any

Disqualified Equity Interests and there are no outstanding options or warrants to purchase Equity Interests of any Loan Party or any of its Subsidiaries of any class or kind, and there are no agreements, voting trusts or understandings with respect thereto or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other rights with respect thereto, whether similar or dissimilar to any of the foregoing.  All of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries have been duly authorized and issued and are fully paid and non-assessable and are free and clear of all Liens.

Insurance

.  As of the Agreement Date, all premiums in respect of the insurance policies of the Loan Parties and their Subsidiaries that are due and payable have been paid.

Federal Reserve Regulations, Etc

.  Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  Immediately before and after giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of each Loan Party’s assets as determined in accordance with Regulation U.  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X or (b) for any purpose that would violate any Anti-Corruption Laws or applicable Sanctions.

[Reserved].

Solvency

.  Immediately before and after the consummation of each Transaction, each of the Loan Parties and its Subsidiaries are Solvent.

Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws

.

(l) Each Loan Party, its Subsidiaries and their respective officers and employees and their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. Neither any Loan Party, any of its Subsidiaries or any of their respective directors, officers or employees is a Sanctioned Person.  Each Loan Party and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.

(m) No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.  No part of the proceeds of the Loans or the Letters or Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

(n) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including  the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”).  Each Loan Party and each of its Subsidiaries are in compliance with applicable Anti-Terrorism Laws.

[Reserved]

.

Accuracy of Information, Etc

.

(o) Each Loan Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(p) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Labor Matters

.  There are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries pending or, to the knowledge of any Loan Party, threatened.  The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All material payments due from the Loan Parties or any of their Subsidiaries, or for which any claim may be made against any of the Loan Parties or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Loan Parties or any of their Subsidiaries is bound.

Absence of Certain Restrictions

.  No indenture, certificate of designation for preferred stock, agreement or instrument to which any Loan Party or any of its Subsidiaries is a party (other than this Credit Agreement), prohibits or limits in any way, directly or indirectly the ability of any Subsidiary to make Restricted Payments or loans to, to make any advance on behalf of, or to repay any Indebtedness to, any Loan Party or to another Subsidiary.

No Default

.  No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing.

Common Enterprise

.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lender to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Credit Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Brokers’ Fees

.  None of the Loan Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents other than the closing and other fees payable pursuant to this Credit Agreement and as set forth in the Fee Letter.

EEA Financial Institutions

.  No Loan Party is an EEA Financial Institution.

Article 6 Affirmative Covenants

Until the Termination Date, the Borrowers covenant and agree with the Lender that:

Financial Statements and Other Information

.  The Borrowers will furnish or caused to be furnished to the Lender either in hard copy or by electronic communication (including by email, internet and intranet websites) pursuant to procedures approved by the Lender:

(a) within 90 days after the end of each fiscal year, (i) the Company’s Form 10-K containing the audited consolidated balance sheet of the Company and its Subsidiaries together with the related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the Company’s Form 10-Q containing the unaudited consolidated balance sheet of the Company and its Subsidiaries and the related unaudited statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of the Company (i) stating whether any change in GAAP or in the application thereof has occurred since the date of the Audited Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, (ii) containing either a certification that no Default exists or, specifying the nature of each such Default, the nature and status thereof and any action taken or proposed to be taken with respect thereto and (iii) attaching reasonably detailed calculations demonstrating compliance with Section 7.12,  and (iv) certifying that the Company has no Subsidiaries other than (A) those formed or acquired after the Closing Date with respect to which the Lender was previously notified either pursuant to Section 6.12 of the Credit Agreement or in a previous Compliance Certificate, and (B) those other Subsidiaries set forth on the relevant Schedule to such Compliance Certificate, which Schedule sets forth for each such Subsidiary whether such Subsidiary is (w) a Domestic Subsidiary, (x) a Subsidiary Guarantor (including the basis for it not being a Subsidiary Guarantor, if applicable) or (y) an Excluded Subsidiary (including the basis for its constituting an Excluded Subsidiary).

(d) [reserved];

(e) (i) within 30 days after the beginning of each fiscal year, a quarterly consolidated forecast for the Company and its Subsidiaries for such fiscal year, including projected consolidated statements of income and comprehensive income of the Company and its Subsidiaries, all in reasonable detail acceptable to the Lender; (ii) promptly upon preparation thereof, such other forecasts that the Company or any Subsidiary may prepare and any revisions that may be made to any forecast previously delivered to the Lender; and (iii) no later than 30 days after the end of each fiscal quarter in which there has been a material deviation from a forecast provided to the Lender, a certificate of a Financial Officer of the Company explaining the deviation and the action, if any, that has been taken or is proposed to be taken with respect thereto; in each case the foregoing forecasts shall state all underlying assumptions;

(f) concurrently with the delivery of any Compliance Certificate under clause (c) above, a discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for the portion of the Fiscal Year then elapsed, including a discussion of the reasons for any significant variations from the figures for the corresponding period of the previous Fiscal Year;

(g) [reserved]; and

(h) promptly following any request therefor, (i) such other information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Corruption and Anti-Terrorism Laws (including those passed pursuant to the USA PATRIOT Act), and (ii) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may reasonably request.

Documents required to be delivered pursuant to Section 6.1(a) or (b) and Section 6.2(e),  (f) or (g) (in each case, to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on EDGAR; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Lender has access; provided that:  (A) upon written request by the Lender to the Company, the Company shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (B) the Company shall notify the Lender in writing (by electronic mail or facsimile) of the posting of any such documents.

Notices of Material Events

.  The Borrowers will furnish or caused to be furnished to the Lender prompt written notice of the following:

(i) the occurrence of any Default, specifying the nature and extent thereof;

(j) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against, or affecting, any Loan Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(k) if requested by the Lender from time to time, copies of any annual report required to be filed in connection with each Pension Plan or Foreign Plan, and as soon as possible after, and in any event within ten days after any Loan Party or any ERISA Affiliate knows or has reason to know that, any ERISA Event (or any similar event with respect to a Foreign Plan) has occurred that, alone or together with any other ERISA Event (or any similar event with respect to a Foreign Plan) could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount exceeding the Threshold Amount;

(l) as soon as possible and in no event later than five (5) Business Days after the receipt by any Loan Party or any of its Subsidiaries, of a copy of any notice, summons, citation or other written communication concerning any actual, alleged, suspected or threatened violation of any Environmental Law by, Environmental Claim against or Environmental Liability of, any Loan Party or any of its Subsidiaries, in each case, which could reasonably be expected to have a Material Adverse Effect;

(m) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Loan Party to its shareholders generally, as the case may be;

(n) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section 6.2;

(o) promptly after any Loan Party or any of its Subsidiaries (i) being required to file reports under Section 15(d) of the Securities Exchange Act of 1934, or (ii) registering securities under Section 12 of the Securities Exchange Act of 1934,

(p) in the event that any Person shall become, or cease to be, a Subsidiary or a Guarantor, the Company shall promptly furnish to the Lender an updated list of Subsidiaries or Guarantors, as the case may be;

(q) the occurrence of any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and
(r) any change in the information provided in the most recently delivered Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of the Company or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Existence; Conduct of Business

.  Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any sale, lease, transfer or other disposition permitted by Section 7.5.

Payment and Performance of Obligations

.  Each Borrower will, and will cause each of its Subsidiaries to, pay or perform its obligations, including Tax liabilities, that, if not paid or performed, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being Contested in Good Faith and (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, provided that nothing in this Section shall be deemed to require any Loan Party to pay any subordinated Indebtedness in violation of the subordination provisions applicable thereto.

Maintenance of Properties

.  Each Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Books and Records; Inspection Rights

.  Each Borrower will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accounting firm, all at the expense of the Borrowers and at such reasonable times and as often as reasonably requested;  provided,  however, during the existence of an Event of Default, the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

Compliance with Laws

.  Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintain all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  In addition, and without limiting the foregoing sentence, each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws in all material respects, and with Anti-Corruption Laws, applicable Sanctions and the USA PATRIOT Act and the regulations promulgated thereunder in all respects.

Use of Proceeds

.

(s) The proceeds of the Loans and the Letters of Credit will be used only for working capital and general corporate purposes not inconsistent with the terms hereof or in contravention of any Law or any Loan Document.

(t) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or (b) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.  Neither Borrower will request any Credit Extension, and the Borrowers shall not use, and shall ensure that each Loan Party, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions or any Anti-Terrorism Laws by any Person, including the Lender.

Section 6.2 [Reserved]

Insurance

.  Each Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and of same or similar size, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

[Reserved]

.

Subsidiary Guarantors

.  If any Domestic Subsidiary of a Loan Party (other than an Excluded Subsidiary or a Subsidiary that is a party to this Credit Agreement or the Guarantee Agreement) is formed or acquired after the Agreement Date or if an Excluded Subsidiary ceases to be an Excluded Subsidiary, the Borrowers will notify the Lender in writing thereof within ten (10) Business Days following the date on which such Subsidiary is formed or acquired or such Excluded Subsidiary ceases to be an Excluded Subsidiary (or such later date as may be acceptable to the Lender in its sole discretion) and, by such date:

(b) the Borrowers will cause each such Subsidiary to execute and deliver a Subsidiary Joinder Agreement,

(c) the Borrowers will cause each such Subsidiary to become a party to the Master Intercompany Note not later than the tenth Business Day after the date on which such Subsidiary is formed or acquired, and

(d) the Borrowers will deliver or cause to be delivered to the Lender such certificates and legal opinions as would have been required had such Subsidiary been a Subsidiary Guarantor on the Closing Date.

Environmental Matters.  Each Borrower will, and will cause each of its Subsidiaries to, (a) conduct its operations in material compliance with all applicable Environmental Laws, (b) implement any and all investigation, remediation, removal and response actions that either are necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, under, or from any of their owned or leased property or are requested by Governmental Authorities pursuant to Environmental Law, (c) notify the Lender promptly upon becoming aware of any violation of Environmental Laws or any Release of Hazardous Materials on, at, under, or from, any property that is reasonably likely to result in an Environmental Claim against any Loan Party or any of its Subsidiaries in excess of the Threshold Amount in the aggregate and promptly forward to the Lender a copy of any written communication received in connection therewith.  If the Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or a Release of Hazardous Materials on, at, under, or from any property owned or leased by any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, then, upon request by the Lender the Borrowers shall cause such Loan Party to permit the Lender to appoint a nationally-recognized independent environmental testing firm or such other consultant as the Lender shall determine, at the Loan Parties’ expense, to have access to all property owned or leased by each Loan Party and each of its Subsidiaries for the purpose of conducting such environmental testing, including subsurface sampling of soil and groundwater, as the Lender deems appropriate to investigate the subject of the potential violation or Release.

Section 6.3 Post-Closing Covenant.  Within fifteen (15) Business Days after the Agreement Date, the Borrowers will provide to the Lender insurance certificates and endorsements, each relating to the commercial liability insurance policies and property insurance certificates of the Company and its Subsidiaries, in each case demonstrating compliance with the requirements of Section 6.10 and in each case in form and substance reasonably acceptable to Lender.

Article 7 Negative Covenants

Until the Termination Date, the Borrowers covenant and agree with the Lender that:

Indebtedness; Equity Interests

.

(a) The Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:
(i) Indebtedness created under the Loan Documents;
(ii) Indebtedness existing on the Agreement Date and set forth in Schedule 7.1, and any Refinancing Indebtedness with respect thereto;

(iii) Indebtedness of the Company or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Refinancing Indebtedness with respect thereto, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iii) shall not, without duplication, exceed $5,000,000 at any time;

(iv) [reserved];

(v) intercompany Indebtedness of the Company or any Subsidiary owing to and held by the Company or any Subsidiary; provided, however, that (A) if a Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and any Subsidiary (other than a Subsidiary Guarantor) is the obligee thereof, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations, (B) Indebtedness owed to either Borrower or any Subsidiary Guarantor must be evidenced by the Master Intercompany Note or an unsubordinated promissory note pledged to the Lender under the Security Agreement and (C) such Indebtedness must be permitted under Section 7.4(c);

(vi) Guarantees by (A) any Loan Party of Indebtedness of any other Loan Party, (B) any Non-Loan Party Subsidiary of Indebtedness of any other Non-Loan Party Subsidiary, and (C) any Non-Loan Party Subsidiary of any Indebtedness of any Loan Party, provided that, in each case, such Indebtedness is otherwise permitted by this Section 7.1(a);

(vii) obligations under any Swap Agreements permitted by Section 7.7;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(ix) unsecured guarantees arising as a result of customary indemnification obligations to purchasers that are not Affiliates of a Loan Party in connection with any Disposition permitted by Section 7.5;

(x) Indebtedness incurred in the ordinary course of business under (A) appeal bonds or similar instruments and (B) surety bonds, payment bonds, performance bonds, bid bonds, completion guarantees and similar obligations, workers’ compensation claims, health, disability or other employee benefits, and bankers acceptances issued for the account of any Loan Party or its Subsidiaries and unsecured guarantees thereof;

(xi) Earn-Out Obligations owing to sellers incurred in connection with a Permitted Acquisition so long as the maximum amount of potential liability in respect of such Earn-Out Obligations does not exceed $50,000,000 in the aggregate at any time outstanding;

(xii) contingent payment obligations and contingent liabilities in respect of any indemnification obligations and adjustments of purchase price, in each case in connection with a Permitted Acquisition;

(xiii) Indebtedness incurred by any Borrower or any Subsidiary in respect of letters of credit or similar instruments entered into in the ordinary course of business, in an aggregate amount (including the face amount of outstanding letters of credit and similar instruments and unpaid reimbursement obligations in respect thereof) not to exceed $10,000,000; and

(xiv) additional unsecured Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding.

(b) The Borrowers will not, and will not permit any of their respective Subsidiaries to, (i) issue any Disqualified Equity Interests, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of any Loan Party or any of its Subsidiaries, except as permitted under Section 7.8.

Liens

.  The Borrowers will not, and will not permit any  of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(c) Liens created under the Loan Documents;
(d) Permitted Encumbrances;

(e) any Lien on any property or asset of the Company or any Subsidiary existing on the Agreement Date and set forth in Schedule 7.2,  provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Agreement Date and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f) any Lien on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, provided that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(iii), (ii) such Lien and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Lien shall not apply to any other property or assets of the Company or any Subsidiary;

(g) Liens on cash and Cash Equivalents securing only obligations in respect of letters of credit and similar instruments incurred in reliance on Section 7.1(a)(xiii); and
(h) Liens of a depository bank or securities intermediary.
Fundamental Changes; Business; Fiscal Year

.

(i) The Borrowers will not, and will not permit any of their respective Subsidiaries to, Divide or merge into or consolidate with any other Person, or permit any other Person to Divide or merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests issued by any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, provided that, if at the time thereof and immediately after giving effect thereto, no Default shall or would have occurred and be continuing:

(i) any Wholly-Owned Subsidiary of the Company (other than North America) may merge into or consolidate with (A) a Borrower in a transaction in which such Borrower is the surviving entity, (B) any Subsidiary Guarantor in a transaction in which such Subsidiary Guarantor is the surviving entity, and (C) to the extent such Subsidiary is a Non-Loan Party Subsidiary, any other Non-Loan Party Subsidiary;

(ii) the Company or any Subsidiary may merge into or consolidate with any Person in a transaction that is not permitted by Section 7.3(a)(i),  provided that (x) in the case of a merger involving the Company, the Company shall be the surviving entity of such merger, (y) such merger is permitted by Section 7.4 and either (A) the Subsidiary Guarantor shall be the surviving entity or (B) such other Person shall become a Subsidiary Guarantor pursuant to Section 6.12, and (z) such merger shall not be prohibited by Section 7.5;

(iii) (A) any Subsidiary (other than North America) of a Loan Party may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to a Borrower or to any Subsidiary Guarantor and (B) any Non-Loan Party Subsidiary may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to the Company or any Subsidiary;

(iv) the Company or any of its Subsidiaries may sell, transfer, lease or otherwise Dispose of its assets in a transaction that is not permitted by Section 7.3(a)(iii),  provided that such sale, transfer, lease or other Disposition is permitted by Section 7.5; and

(v) (A) any Non‑Loan Party Subsidiary may liquidate or dissolve so long as any remaining assets are transferred to another Non‑Loan Party Subsidiary or a Loan Party and (B) any Subsidiary Guarantor may liquidate or dissolve so long as any remaining assets of such Subsidiary Guarantor are transferred to another Loan Party; provided that, in each case, the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and its Subsidiaries and is not disadvantageous to the Lender in any material respect.

(j) The Borrowers will not, and will not permit any of their respective Subsidiaries to, engage to any material extent in any business other than an Approved Line of Business.

(k) The Borrowers will not, and will not permit any of their respective Subsidiaries to, change its Fiscal Year.
Investments, Loans, Advances, Guarantees and Acquisitions

.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, purchase, hold or acquire (including pursuant to any merger) any Investment, make or permit to exist any Guarantees of any obligations of, or make or permit to exist any investment or any other interest in, any other Person, make any Acquisition or purchase or otherwise enter into or become party to any derivative transaction, except:

(l) Investments in cash and Cash Equivalents;
(m) investments existing on the Agreement Date and set forth in Schedule 5.13 and Schedule 7.4;

(n) Investments made by the Company in North America and Investments made by a Borrower or any Subsidiary in any Subsidiary; provided that the outstanding amount of Investments made by Loan Parties in Non-Loan Party Subsidiaries in reliance on this Section 7.4(c) shall not exceed $50,000,000 at any time;

(o) [reserved];
(p) Permitted Acquisitions;
(q) Guarantees permitted by Section 7.1(a);
(r) Swap Agreements permitted by Section 7.7;
(s) [reserved];
(t) payroll, commission, travel and other similar cash advances made to directors (or comparable Persons), officers or employees in the ordinary course of business;

(u) (i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5 and (ii) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business as a result of insolvency, bankruptcy, reorganization, or other similar proceeding involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(v) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Company or any Subsidiary thereof (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(w) deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations that do not constitute Indebtedness, including earnest money deposits made in cash in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(x) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business; and

(y) so long as no Default shall have occurred and be continuing or would immediately result therefrom, other Investments by the Company and its Subsidiaries after the Agreement Date in an aggregate amount not to exceed $50,000,000.

In determining the amount of Investments, acquisitions, loans, and advances permitted under this Section 7.4, Investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein) minus all returns of principal, capital, dividends, distributions and other cash returns thereof and minus all liabilities expressly assumed by another Person in connection with the sale or other Disposition of any Investment, and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Dispositions

.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, Dispose of any of its assets (including, without limitation, by way of a Division) except:

(z) issuances of Qualified Equity Interests by (i) any Wholly-Owned Subsidiary of a Loan Party to a Loan Party or the Company, in each case subject to the Guarantee Requirement;
(aa) the sale or lease of inventory in the ordinary course of business;
(bb) the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Credit Agreement or the other Loan Documents;

(cc) the licensing and sublicensing on a non-exclusive basis of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and the leasing and subleasing of any other property;

(dd) the granting of Liens permitted hereunder and the other transactions permitted by Section 7.2, and the making of Investments permitted by Section 7.4;
(ee) any Casualty Event and the Disposition of any property subject thereto;

(ff) the abandonment, cancellation or lapse of issued patents, registered trademarks and other registered intellectual property of a Loan Party or Subsidiary thereof to the extent, in such Loan Party’s reasonable business judgment, not economically desirable in the conduct of such Loan Party’s business or so long as such lapse is not materially adverse to the interests of the Lender and (ii) the expiration of patents in accordance with their statutory terms;

(gg) the sale of assets (other than Equity Interests of any Wholly-Owned Subsidiary (other than North America), unless all of the Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (i)) for at least fair market value, so long as (A) no Default then exists or would immediately result therefrom, (B) at least 75% of the consideration received by the applicable Loan Party or Subsidiary consists of cash or Cash Equivalents and is paid at the time of the closing of such sale and (C) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (h) shall not exceed $50,000,000 in the aggregate during the term of this Credit Agreement (for this purpose, using the fair market value of property other than cash and Cash Equivalents);

(hh) Dispositions of assets acquired by the Company and its Subsidiaries pursuant to a Permitted Acquisition consummated within twelve (12) months of the date of such Permitted Acquisition in an aggregate amount not to exceed twenty-five percent (25%) of the total consideration paid for such Permitted Acquisition (as reasonably determined by the Borrower);

(ii) any trade in of equipment in exchange for other equipment in the ordinary course of business;
(jj) the unwinding or terminating of hedging arrangements or transactions contemplated by any Swap Agreement which are not prohibited hereunder; and
(kk) Dispositions of accounts receivable in connection with the collection or compromise thereof.
Sale and Lease Back Transactions

.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any Sale and Leaseback arrangement, directly or indirectly, with any Person, other than Sale and Leaseback transactions for at least fair market value, so long as, with respect to each such transaction, (i) no Default then exists or would immediately result therefrom, (ii) the consideration received by the Company and its Subsidiaries consists entirely of cash or Cash Equivalents, and is paid entirely of the closing of such transaction and (iii) the aggregate amount of the cash and non-cash proceeds received from Sale and Lease Back transactions does not exceed $20,000,000 in any period of four consecutive fiscal quarters.

Swap Agreements

. The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrowers or any Subsidiary has actual exposure (other than those in respect of Equity Interests of either Borrower or any Subsidiary) and that are not for speculative purposes, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Loan Party or Subsidiary.

Restricted Payments

.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(ll) subject to the Guarantee Requirement, any Subsidiary of the Company may declare and pay, and agree to pay, dividends and other distributions with respect to its Equity Interests payable solely in perpetual common Equity Interests (other than Disqualified Equity Interests),

(mm) any Subsidiary of the Company may declare and pay dividends or other distributions with respect to its Equity Interests to a Borrower or any Subsidiary Guarantor,

(nn) so long as no Default shall have occurred and be continuing both before and after giving effect thereto (including on a Pro Forma Basis), the Company may make Restricted Payments to purchase its Equity Interests in accordance with the Company’s stock buyback program announced on March 11, 2020, as in effect on the Agreement Date, so long as the aggregate amount applied so to purchase such Equity Interests under such program does not exceed $200,000,000;

(oo) [reserved];

(pp) so long as no Default shall have occurred and be continuing both before and after giving effect thereto (including on a Pro Forma Basis), North America or any other Loan Party may make distributions to the Company to permit the Company to redeem securities issued by the Company and held by employees, officers or directors of the Company or any of its Subsidiaries (including any spouses, former spouses, heirs or estates of any of the foregoing) upon the death or separation from employment thereof, in an amount not to exceed $10,000,000 in the aggregate after the Agreement Date;

(qq) [reserved]; and
(rr) the making of dividends or distributions by a Non-Loan Party Subsidiary to a Loan Party or another Non-Loan Party Subsidiary.
Transactions with Affiliates

.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, Dispose (including pursuant to a merger) of any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business and at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (it being understood that this Section shall not apply to any transaction that is expressly permitted under Sections 7.1,  7.3,  7.4,  7.5 or 7.8 of this Credit Agreement between or among the Loan Parties and not involving any other Affiliate) and (b) the Transactions.

Borrowers

.  The Company will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets (unless such agreement or arrangement does not prohibit, restrict or impose any condition upon the ability of any Loan Party to create, incur or permit to exist, or the ability of the Lender to exercise any right or remedy with respect to, any Lien in favor of the Lender created under the Loan Documents) or (b) the ability of any Subsidiary to pay dividends or make other distributions with respect to any of its Equity Interests or to make or repay loans or advances to either Borrower or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary, provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by the Loan Documents, (B) restrictions and conditions existing on the Agreement Date identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), and (C) customary restrictions and conditions contained in agreements relating to the sale of a subsidiary pending such sale, provided that such restrictions and conditions apply only to its Subsidiary that is to be sold and such sale is permitted hereunder, (ii) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iii) clause (a) of this Section shall not apply to customary provisions in agreements restricting the assignment thereof.

Amendment of Material Documents

.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, amend, supplement modify or waive any of its rights under any Subordinated Debt Document or any of its Organizational Documents, other than immaterial amendments, modifications or waivers that could not reasonably be expected to adversely affect the Lender, provided that the Company shall deliver or cause to be delivered to the Lender a copy of all amendments, modifications or waivers thereto promptly after the execution and delivery thereof.

Financial Covenant

.  The Borrowers will not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter to be greater than 2.50:1.00.

Payments on Subordinated Debt

. The Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Indebtedness of such Person which is subordinated to the payment of the Loan Document Obligations except that so long as no Default shall have occurred and shall be continuing or would immediately result therefrom (including on a Pro Forma Basis), the Company or any Subsidiary may make payments of Subordinated Debt to the extent permitted by the subordination provisions applicable thereto.

Government Regulation

. The Borrowers will not, and will not permit any of their respective Subsidiaries to, (a) at any time be or become the subject of any law, regulation, or list of any government agency (including the United States Office of Foreign Asset Control list) that prohibits or limits the Lender from making any loans or extension of credit (including the Loans and the Letters of Credit) to any Loan Party or from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by the Lender at any time to enable the Lender to verify any Loan Party’s identity or to comply with any applicable law or regulation, including Section 326 of the USA PATRIOT Act.

Hazardous Materials

.  The Borrowers will not, and will not permit any of their respective Subsidiaries or agents to, cause or permit a Release or threat of Release of Hazardous Materials on, at, in, above, to, from or about any of the property where such Release or threat of Release would (a) violate, or form the basis for any Environmental Claims under, any Environmental Law or any Environmental Permit or (b) otherwise adversely impact the value or marketability of any property of any Loan Party or any of its Subsidiaries, other than such Release, violation or Environmental Claim as could not reasonably be expected to result in a material Environmental Liability.

Article 8 Events of Default
Events of Default

.  Any of the following shall constitute an Event of Default:

(a) Non-Payment of Principal or L/C Disbursement.  Any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b) Other Non-Payment.  Any Loan Party shall fail to pay any interest on any Loan or on any reimbursement obligation in respect of any L/C Disbursement or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c) Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d) Specific Covenants.  Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.1,  6.2(a),  6.3,  6.7,  6.8,  6.10,  6.12, or 6.14, in Article 7 or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in the Guarantee Agreement.

(e) Other Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified 66 in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 20 days after the occurrence thereof.

(f) Cross Default - Payment Default on Material Indebtedness.  Any Loan Party shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period).

(g) Other Cross-Defaults.  Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to any applicable notice and any applicable cure period), provided that this clause (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale, transfer or other disposition of the property or assets securing such Indebtedness.

(h) Involuntary Proceedings.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) Voluntary Proceedings.  Any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j) Inability to Pay Debts. Any Loan Party or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) Judgments.  One or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against any Loan Party or any of its Subsidiaries or any combination thereof (which shall not be fully covered (without taking into account any applicable deductibles) by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company) and the same shall remain undischarged or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any of its Subsidiaries to enforce any such judgment.

(l) ERISA Events.  (i) An ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party or any of its Subsidiaries (or in the case of an ERISA Event described in subsection (b) of the definition of that term in Section 1.1, could reasonably be expected to subject any Loan Party, any of its Subsidiaries, any Pension Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any Pension Plan or trust to a tax or penalty on “prohibited transactions” under Section 502 of ERISA or Section 4975 of the Code) in an aggregate amount exceeding (A) $1,000,000 in any year or (B) $5,000,000 for all periods, (ii) an ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (iii) a Loan Party or ERISA Affiliate shall fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; (iv) any event similar to the foregoing shall occur or exist with respect to a Foreign Plan; or (v) there shall be at any time a Lien imposed against the assets of any Loan Party or ERISA Affiliate under Section 412 or Section 430 of the Code or Sections 302, Section 303, or Section 4068 of ERISA.

(m) Invalidity of Loan Documents. Any Loan Document shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder.

(n) Change of Control. A Change of Control shall occur.
Remedies Upon Event of Default

.  If any Event of Default occurs and is continuing, then, and in every such event (other than an event described in Section 8.1(h) or (i)), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions (whether before or after the Closing Date), at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto) and thereupon such Cash Collateral shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and in case of any event described in Section 8.1(h) or (i), the Commitments shall automatically terminate (whether before or after the Closing Date) the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and Cash Collateral for the L/C Obligations as described above shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Application of Funds

.  After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.10), any amounts received on account of the Obligations shall be applied by the Lender in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender and amounts payable under Article 3), in each case payable to the Lender;

Second, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting accrued and unpaid fees under Section 3.2(b) and interest on the Loans, L/C Obligations and other Obligations;

Third, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Obligations and the Cash Management Obligations;

Fourth, to the extent of any excess of such proceeds, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable on such date;

Fifth, to the extent of any excess of such proceeds, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable) have been paid in full, to the Borrowers or as otherwise required by law.

Subject to Section 2.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the Obligations, if any, in the order set forth above.

Article 9 [RESERVED]
Article 10 Miscellaneous
Notices

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(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Company, at Globus Medical, Inc.2560 General Armistead Avenue, Audubon, PA 19403;
(ii) if to any other Loan Party, c/o the Company, at the address specified in the foregoing clause (i); and

(iii) if to the Lender, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 10.1.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.  Each of the Lender and the Loan Parties may, in its or their discretion, agree to accept notices and other communications to such party hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
Waivers; Amendments

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(d) No failure or delay by the Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender under the Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan and/or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(e) Except as expressly provided by Section 3.3(b), or in the other paragraphs of this Section 10.2, neither this Credit Agreement, any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Lender.

Expenses; Indemnity; Damage Waiver

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(f) Costs and Expenses.  The Loan Parties, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender (including Attorney Costs), in connection with the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other

Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender (including Attorney Costs), in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings or otherwise) (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(g) Indemnification by the Loan Parties.  The Loan Parties, jointly and severally, shall indemnify the Lender (and any sub-agent thereof), the Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto or (v) any government investigation, audit, hearing or enforcement action resulting from any Loan Party’s or any of its Affiliate’s noncompliance (or purported noncompliance) with any applicable Sanctions, other Anti-Terrorism Laws or Anti-Corruption Laws (it being understood and agreed that the Indemnitees shall be entitled to indemnification pursuant to this clause (including indemnification for fines, penalties and other expenses) regardless of whether any adverse finding is made against any Loan Party or any of its Affiliates), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them.

(h) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(i) Payments. All amounts due under this Section shall be payable promptly and in no event later than ten days after demand therefor.
Successors and Assigns

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(j) Successors and Assigns Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender.  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(k) Assignments by Lender.  The Lender may at any time assign to one or more assignees all of its rights and obligations under this Credit Agreement (including all or a portion of the Commitments and the Loans).  From and after the effective date of each such assignment, the assignee thereunder shall be a party to this Credit Agreement and have the rights and obligations of the Lender under this Credit Agreement, and the assigning Lender thereunder shall be released from its obligations under this Credit Agreement and shall cease to be a party hereto, but shall continue to be entitled to the benefits of Section 3.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.  The Borrowers shall maintain at one of their offices a copy of any assignment agreements and a register for the recordation of the names and addresses of the Lender, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, the Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Lender, at any reasonable time and from time to time upon reasonable prior notice.

(l) Participations.  The Lender may at any time, without the consent of, or notice to, the Company, sell participations to any Person (other than (x) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or (y) a Person who, at the time of such participation, is a Sanctioned Person if the sale  of such participation would violate applicable law) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Credit Agreement.

The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.4,  3.5 and 3.6 (subject to the requirements and limitations therein, including the requirements under Section 3.6 (it being understood that the documentation required under Section 3.6(g) shall be delivered to the participating Lender)) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.5 or 3.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were the Lender; provided that such Participant agrees to be subject to Section 2.8(h) as though it were the Lender.  The Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.

(m) Certain Pledges.  The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement and the Loan Documents to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(n) Cashless Settlement.  Notwithstanding anything to the contrary contained in this Credit Agreement, the Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Credit Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers and the Lender.

Survival

.  All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any L/C Obligation or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 3.4,  3.5 and 3.6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the Termination Date.

Counterparts; Integration; Effectiveness

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(o) Counterparts; Integration; Effectiveness.  This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Credit Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Credit Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.
(p) [Reserved]
Severability

.  In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Right of Setoff

.  If an Event of Default shall have occurred and be continuing, the Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Loan Party or any of its Subsidiaries against any and all of the obligations of such Loan Party or such Subsidiary now or hereafter existing under this Credit Agreement or any other Loan Document to the Lender or Affiliate, irrespective of whether or not the Lender shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Loan Party or Subsidiary may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness, The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender and its Affiliates may have.  The Lender agrees to notify the Borrowers promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Governing Law; Jurisdiction; Consent to Service of Process

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(q) Governing Law. This Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(r) Submission to Jurisdiction.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the for the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Credit Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against either Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(s) Waiver of Objection to Venue.  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit

Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(t) Service of Process.  Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Payments Set Aside

.   To the extent that any payment by or on behalf of either Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or fraudulent transfer law, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Headings

.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Interest Rate Limitation

.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or L/C Obligation, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Loan or L/C Obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or L/C Obligation hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan or L/C Obligation but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to the Lender in respect of other Loans or L/C Obligations or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

Treatment of Certain Information; Confidentiality

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(u) The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Credit Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Company, its Subsidiaries or the Credit Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (viii) with the consent of the Company or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Lender or any of its Affiliates on a non-confidential basis from a source other than the Company or (C) is independently generated by the Lender or any of its Affiliates.  In addition, the Lender may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, league table providers and other similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Credit Agreement, the other Loan Documents, and the Commitments.

(v) For purposes of this Section, “Information” means all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary or that is independently prepared by the Lender, provided that, in the case of information received from any Loan Party or any of its Subsidiaries after the Agreement Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything herein to the contrary, “Information” shall not include, and the Lender (and its Affiliates and partners, directors, officers, employees, agents, advisors and representatives) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Lender relating to such tax treatment and tax structure.

(w) The Loan Parties agree, on behalf of themselves and their Affiliates, that they will not in the future issue any press releases or other public disclosure using the name of the Lender or its Affiliates or referring to this Credit Agreement or any of the other Loan Documents without the prior written consent of such Person, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event (other than in connection with routine filings under securities laws), the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(x) The Loan Parties consent to the publication by the Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Loan Parties.
USA PATRIOT Act Notice

.  The Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the USA PATRIOT Act.  The Company shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the USA PATRIOT Act.

No Fiduciary Duty

.  Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Lender or any of its Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 10.4 Joint and Several Obligations of the Borrowers; Appointment of Representative.

(a) Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of the other Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for such Borrower.

(b) Each Borrower jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction between them.

(c) If and to the extent that either Borrower shall fail to make any payment with respect to any Obligation as and when due or to perform any Obligation in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 10.17 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives, to the extent permitted by applicable law, notice of acceptance of its joint and several liability.  Except as otherwise expressly provided herein, each of the Borrowers hereby waives, to the extent permitted by law, notice of any Loan made under this Agreement, notice of occurrence of any Event of Default or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement.  Each of the Borrowers hereby assents to, and waives notice of, to the extent permitted by applicable law, any extension or postponement of the time for the payment of any Obligation, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lender at any time or times in respect of any default by the other Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any Obligation or the addition, substitution or release, in whole or in part, of any other Borrower.  Without limiting the generality of the foregoing, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 10.17, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 10.17, it being the intention of each of the Borrowers that, so long as any Obligation remains unsatisfied, the obligations of such Borrower under this Section 10.17 shall not be discharged except by performance or payment and then only to the extent of such performance or payment.  The obligations of each Borrower under this Section 10.17 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to the other Borrower or the Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or the Lender.

(f) The provisions of this Section 10.17 are made solely for the benefit of the Lender and its successors and assigns, and may be enforced by any such Person from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of the Lender first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any Obligation or to elect any other remedy.  If at any time, any payment, or any part thereof, made in respect of any Obligation, is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 10.17 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other Loan Document, to the extent the joint and several obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law), after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Loan Party under applicable law.

(h) North America hereby appoints and designates the Company as the its representative hereunder for the purposes of taking the actions specified herein on behalf of each Borrower or both of them, and the Company hereby accepts such appointment and designation.  As such representative, the Company is authorized to act as agent, attorney-in-fact and representative of the Borrowers for the purposes of providing Committed Loan Notices and similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, electing interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents under the Loan Documents, making and taking all other actions (including in respect of compliance with covenants) on behalf of either or both of the Borrowers under the Loan Documents and all other purposes incidental to any of the foregoing.  The Borrowers hereby agree that each notice, instruction, election, request, representation and warranty, agreement, covenant, undertaking, consent and similar action made or taken on its behalf by the Company shall be deemed for all purposes to have been made or taken by each Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made or taken directly by such Borrower.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GLOBUS MEDICAL, INC.
By:	/s/ Keith Pfeil
	Name:	Keith Pfeil
	Title:	Chief Financial Officer

GLOBUS MEDICAL NORTH AMERICA, INC.
By:	/s/ Keith Pfeil
	Name:	Keith Pfeil
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A., as Lender
By:	/s/ Jamie Harbeson
	Name:	Jamie Harbeson
	Title:	Authorized Officer

[Signature Page to Credit Agreement]